SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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MOCON, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 2015 ANNUAL MEETING OF SHAREHOLDERS

MOCON, INC.

7500 MENDELSSOHN AVENUE NORTH

MINNEAPOLIS, MINNESOTA 55428

TO THE SHAREHOLDERS OF MOCON, INC.:

You are cordially invited to attend our Annual Meeting of Shareholders to be held on Wednesday, May 27, 2015, at 4:00 p.m., CDT, at MOCON’s headquarters which are located at 7500 Mendelssohn Avenue North, Minneapolis, Minnesota 55428.

The formal notice of meeting, proxy statement and form of proxy are enclosed.

Whether or not you plan to attend the meeting, please date, sign and return the enclosed proxy in the envelope provided as soon as possible so that your vote will be recorded.

Very truly yours,

/s/ Robert L. Demorest

Robert L. Demorest
Chairman of the Board,
President and Chief Executive Officer

April __, 2015

PLEASE SIGN, DATE AND RETURN

THE ENCLOSED PROXY PROMPTLY

TO SAVE US THE EXPENSE

OF ADDITIONAL SOLICITATION.

MOCON, INC.

7500 MENDELSSOHN AVENUE NORTH

MINNEAPOLIS, MINNESOTA 55428

____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 27, 2015

____________________

TO THE SHAREHOLDERS OF MOCON, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of MOCON, Inc., a Minnesota corporation, will be held on Wednesday, May 27, 2015, at 4:00 p.m., CDT, at MOCON’s headquarters which are located at 7500 Mendelssohn Avenue North, Minneapolis, Minnesota 55428, for the following purposes:

1.	To elect nine directors to serve until our next annual meeting of shareholders or until their respective successors are elected and qualified.

2.	To consider an advisory resolution to approve our executive compensation.

3.	To consider a proposal to approve the adoption of the MOCON, Inc. 2015 Employee Stock Purchase Plan.

4.	To consider a proposal to approve the adoption of the MOCON, Inc. 2015 Equity Incentive Plan.

5.	To consider a proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

6.	To consider and act upon such other matters as may properly come before the meeting or any adjournment of the meeting.

The close of business on April 2, 2015 has been fixed as the record date for the determination of shareholders who are entitled to vote at the meeting or any adjournments of the meeting.

By Order of the Board of Directors,

/s/ Elissa Lindsoe

Elissa Lindsoe
Vice President, Chief Financial Officer, Treasurer and Secretary

Dated: April __, 2015

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. NO ADMISSION TICKET OR OTHER CREDENTIALS WILL BE NECESSARY. IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY MARKING, SIGNING, DATING AND MAILING YOUR PROXY IN THE REPLY ENVELOPE PROVIDED.

MOCON, INC.

7500 MENDELSSOHN Avenue North

Minneapolis, MINNESOTA 55428

___________________

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

MAY 27, 2015

___________________

The Board of Directors of MOCON, Inc. is soliciting your proxy for use at the 2015 Annual Meeting of Shareholders on Wednesday, May 27, 2015. The Notice of Annual Meeting, this proxy statement and the enclosed form of proxy are being mailed to shareholders beginning on or about April __, 2015.

INFORMATION CONCERNING THE ANNUAL MEETING

___________________

Date, Time, Place and Purposes of Meeting

The Annual Meeting of Shareholders of MOCON, Inc., a Minnesota corporation, will be held on Wednesday, May 27, 2015, at 4:00 p.m., CDT, at MOCON’s headquarters which are located at 7500 Mendelssohn Avenue North, Minneapolis, Minnesota 55428, or at any adjournment or adjournments of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

Who Can Vote

Only holders of record of our common stock at the close of business on April 2, 2015 will be entitled to notice of, and to vote at, the Annual Meeting. On April 2, 2015, there were ______ shares of our common stock outstanding. Each outstanding share on that date entitles its holder to one vote, in person or by proxy, on each matter to be voted on at the Annual Meeting.

How You Can Vote

Your vote is important. If you are a shareholder whose shares are registered in your name, you may vote your shares in person at the meeting or by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this proxy statement.

Street name holders should be aware that brokers are not permitted to vote shares on non-routine matters, including the election of directors or matters related to executive compensation, without instructions from the beneficial owner. As a result, brokers are not permitted to vote shares on proposal 1 (election of directors), proposal 2 (executive compensation), proposal 3 (MOCON, Inc. 2015 Employee Stock Purchase Plan) or proposal 4 (MOCON, Inc. 2015 Equity Incentive Plan), without instructions from the beneficial owner. Therefore, street name holders are advised that if they do not timely provide instructions to their broker or other nominee, their shares will not be voted in connection with proposals 1, 2, 3 and 4. Proposal 5 (ratification of KPMG LLP) is considered a routine matter and, as such, brokers will still be able to vote shares held in brokerage accounts with respect to proposal 5, even if they do not receive instructions from the beneficial owner.

You are solicited on behalf of our Board of Directors to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if your returned proxy card is mailed within the United States.

If you return your signed proxy card before the Annual Meeting, the named proxies will vote your shares as you direct. You have three choices on each matter to be voted on.

For the election of directors, you may vote:

●	FOR the nine nominees for director,

●	WITHHOLD your vote from the nine nominees for director or

●	WITHHOLD your vote from one or more of the nine nominees for director.

For the advisory vote on executive compensation you may vote:

●	FOR the resolution,

●	AGAINST the resolution or

●	ABSTAIN from voting on the resolution.

For the proposal to approve the adoption of the MOCON, Inc. Employee 2015 Stock Purchase Plan you may vote:

●	FOR the proposal,

●	AGAINST the proposal or

●	ABSTAIN from voting on the proposal.

For the proposal to approve the adoption of the MOCON, Inc. 2015 Equity Incentive Plan you may vote:

●	FOR the proposal,

●	AGAINST the proposal, or

●	ABSTAIN from voting on the proposal.

For the proposal to ratify the selection of KPMG LLP you may vote:

●	FOR the proposal,

●	AGAINST the proposal or

●	ABSTAIN from voting on the proposal.

If you send in your proxy card, but do not specify how you want to vote your shares, the proxies will vote your shares FOR all nine nominees for director and FOR the other proposals set forth in the Notice of Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, MAY 27, 2015

This proxy statement and our Annual Report on Form 10-K are available at

________

How Does the Board Recommend that I Vote

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF PROPOSALS 2, 3, 4 AND 5 AS SET FORTH IN THE NOTICE OF MEETING AND FOR EACH OF THE NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT.

How You May Revoke or Change Your Vote

Any shareholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting by giving written notice of such revocation to our Corporate Secretary, by filing a revoking instrument or duly executed proxy bearing a later date with our Corporate Secretary, or by appearing at the Annual Meeting and voting in person.

Quorum Requirement

Our Bylaws provide that the presence at the Annual Meeting, in person or by proxy, of the holders of 33-1/3 percent of the outstanding shares of our common stock entitled to vote at the meeting (________shares) is required for a quorum for the transaction of business. In general, shares of our common stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum. Shares represented by proxies marked “Abstain” or “Withheld” are counted in determining whether a quorum is present. In addition, a “broker non-vote” is considered in determining whether a quorum is present. A “broker non-vote” is a proxy returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received by the broker from the customer, and the broker does not have discretionary authority to vote on behalf of such customer on such matter.

Vote Required

Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, each of the matters to be voted upon by shareholders, including the election of directors, will require the affirmative vote of holders of the greater of (i) a majority of the shares represented and entitled to vote in person or by proxy on such matter, or (ii) a majority of the minimum number of shares entitled to vote in person or by proxy that would constitute a quorum for the transaction of business at the Annual Meeting.

        Any broker non-votes on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved. However, if and to the extent that broker non-votes are required to establish the presence of a quorum at the Annual Meeting, then any broker non-votes will have the same effect as a vote "AGAINST" for determining whether the matters to be voted on at the Annual Meeting receive a majority of the minimum number of shares entitled to vote in person or by proxy that would constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by a proxy voted as "withholding authority" to vote for any nominee for director will be treated as shares present and entitled to vote that were voted "AGAINST" the nominee. Abstentions will be treated as “not voted” for purposes of determining the approval of the matters presented for vote at the annual meeting and, as a result, will have the same effect as a vote "AGAINST" for determining whether the matters receive a sufficient number of votes to be approved.

        Signed proxies that lack any specification will be voted:

• "FOR" the election of each of the nominees for Director named herein (Proposal 1);

• "FOR" the advisory vote on executive compensation (Proposal 2);

• "FOR" approval of the MOCON, Inc. 2015 Employee Stock Purchase Plan (Proposal 3);

• "FOR" approval of the MOCON, Inc. 2015 Equity Incentive Plan (Proposal 4); and

• "FOR" approval of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 5).

Proxy Solicitation Costs

We will bear the cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of our common stock. In addition to solicitation by mail, our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, electronic transmission, and personally. We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of our common stock.

House holding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “house holding” proxy statements and annual reports. This means that only one copy of our proxy statement for the 2015 Annual Meeting of Shareholders or 2014 Annual Report to Shareholders may have been sent to multiple shareholders in each household. We will promptly deliver a separate copy of either document to any shareholder upon written or oral request to MOCON, Inc., Attention: Chief Financial Officer, 7500 Mendelssohn Avenue North, Minneapolis, Minnesota 55428, telephone: (763) 493-6370. Any shareholder who wants to receive separate copies of our proxy statement or annual report to shareholders in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact the shareholder’s bank, broker, or other nominee record holder, or the shareholder may contact MOCON at the above address and phone number.

Procedures at the Annual Meeting

The presiding officer at the Annual Meeting will determine how business at the Annual Meeting will be conducted. Only matters brought before the Annual Meeting in accordance with our Bylaws will be considered.

Only a natural person present at the Annual Meeting who is either one of our shareholders or is acting on behalf of one of our shareholders may make a motion or second a motion. A person acting on behalf of a shareholder must present a written statement executed by the shareholder or the duly authorized representative of the shareholder on whose behalf the person purports to act.

PRINCIPAL SHAREHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT

___________________

The following table sets forth information regarding the beneficial ownership of our common stock as of March 13, 2015 unless otherwise noted by (a) each shareholder who is known to us to beneficially own more than 5 percent of the outstanding shares of our common stock, (b) each director and each executive officer named in the Summary Compensation Table and (c) all of our executive officers and directors as a group.

Shares are deemed to be “beneficially owned” by a person or entity if such person or entity, directly or indirectly, has sole or shared power to vote or to direct the voting of such shares or sole or shared power to dispose or direct the disposition of such shares. Except as otherwise indicated, we believe that each of the beneficial owners of our common stock listed below, based on information provided by such person, has sole dispositive and voting power with respect to such person’s shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group. The ownership percentages are based on 5,747,484 shares outstanding as of March 13, 2015.

	Shares of Common Stock
	Beneficially Owned
Name	Amount(1)		Percent of Class
GAMCO Investors, Inc.	530,182	(2)	9.2%
Wells Fargo Advisors, LLC	487,970	(2)	8.5%
Robert L. Demorest	301,925	(3)	5.3%
Donald N. DeMorett	36,331		*
Robert F. Gallagher	32,000		*
Bradley D. Goskowicz	5,000		*
Kathleen P. Iverson	-		*
Darrell B. Lee	38,535		*
Elissa Lindsoe	7,500		*
Daniel W. Mayer	169,000		2.9%
Tom C. Thomas	27,354		*
David J. Ward	5,000		*
Paul R. Zeller	-		*
All current directors and executive officers as a group (10 persons)	584,110	(4)	10.2%

*Less than one percent.

(1)

Includes the following number of shares issuable upon exercise of stock options exercisable within 60 days of March 13, 2015: Mr. Demorest: 92,750 shares; Mr. DeMorett: 31,500 shares; Mr. Gallagher: 17,500 shares; Mr. Goskowicz: 5,000 shares; Ms. Lindsoe: 7,500 shares; Mr. Mayer: 62,500 shares; Mr. Thomas: 17,500 shares; Mr. Ward: 5,000 shares; and all current directors and executive officers as a group: 239,250 shares.

(2)

The share ownership information regarding GAMCO Investors, Inc. is based upon Amendment No. 3 to Schedule 13D filed on October 23, 2014. The address of this reporting person is One Corporate Center, Rye, NY 10580-1435. The share ownership information regarding Wells Fargo Advisors, LLC, is based upon Amendment No. 6 to Schedule 13G filed on February 5, 2015. The address of this reporting person is One North Jefferson Avenue, St. Louis, MO 63103.

(3)

Includes 187,716 shares owned beneficially by Mr. Demorest and his wife jointly as to which he shares voting and investment power. Mr. Demorest’s address is 7500 Mendelssohn Avenue North, Minneapolis, MN 55428.

(4)

Includes an aggregate of 344,860 shares as to which voting and investment power are shared or may be deemed to be shared by certain directors and executive officers and 239,250 shares issuable upon exercise of options exercisable as of March 13, 2015 or within 60 days thereafter, held by these individuals.

Proposal ONE – ELECTION OF DIRECTORS

___________________

Number of Directors

Our Bylaws provide that the number of our directors to be elected at each annual meeting of shareholders shall be the number set by resolution of our Board of Directors. At a meeting of the Board of Directors on March 4, 2015, our Board of Directors approved retaining the number of directors at nine until such time as our Board of Directors adopts a resolution providing otherwise. Therefore, the number of directors to be elected at the Annual Meeting will be nine. The persons named in the enclosed proxy will vote to elect as directors each of the nominees designated by the Board, whose names are listed below, unless the proxy is marked otherwise. Each of the nominees has indicated his willingness to serve if elected. There are no family relationships between or among any officers or directors of MOCON, Inc.

Nominees for Director

Our Board, upon recommendation of the Nominating Committee, has nominated the nine individuals identified below to serve as directors until our 2015 annual meeting of shareholders or until their respective successors have been elected and qualified.

Robert L. Demorest	Daniel W. Mayer
Donald N. DeMorett Kathleen P. Iverson	Tom C. Thomas David J. Ward
Robert F. Gallagher Bradley D. Goskowicz	Paul R. Zeller

All of the nominees are current members of our Board.

Board Recommendation

Our Board of Directors recommends a vote FOR the election of each of the nine nominees identified above. In absence of other instructions, the proxies will be voted FOR the election of each of the nine nominees named above. If, prior to the Annual Meeting, our Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by our Board. Alternatively, the proxies, at our Board’s discretion, may be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. Our Board has no reason to believe that any of the nominees will be unable to serve.

Information About Board Nominees

The following information has been furnished to us, as of April 2, 2015, by the persons who have been nominated for election to our Board of Directors. The information presented includes information each director has given us about age, all positions held, personal occupation and business experience for the past five years, and the names of other publicly-held companies currently serving as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees display personal and professional integrity; broad-based business acumen; a high level of understanding of our business and our industry; strategic thinking and a willingness to share ideas; and have a diversity of experiences, expertise and background.

			Director
Name of Nominee	Age	Principal Occupation	Since
Robert L. Demorest	69	Chairman of the Board, President and Chief Executive Officer of MOCON, Inc.	1995
Donald N. DeMorett	56	Chief Operating Officer of MOCON, Inc.	2006
Robert F. Gallagher	59	Distinguished Service Faculty at St. Thomas University and former Chief Financial Officer of Stratasys, Inc.	2005
Bradley D. Goskowicz	59	Chief Executive Officer of Microbiologics, Inc.	2012
Daniel W. Mayer	64	Chief Technology Officer and Executive Vice President of MOCON, Inc.	2000
Tom C. Thomas	55	Partner, Pillsbury Winthrop Shaw Pittman LLP	1997
David J. Ward	57	General Manager of Cargill Process Optimizers	2012
Kathleen P. Iverson	59	Independent Director	2014
Paul R. Zeller	54	Chief Financial Officer of NatureWorks LLC	2014

Additional Information About Board Nominees

Robert L. Demorest has been our President, Chief Executive Officer and Chairman of the Board since April 2000. Prior to that, Mr. Demorest had been our President for more than five years. He has been a member of the board of directors of Marten Transport Ltd., a publicly traded company, since December 2007.

Donald N. DeMorett has served as our Chief Operating Office since January 2013. Prior to that, he served as the President and Chief Executive Officer of GearGrid Corporation, a manufacturer of storage systems, for more than five years.

Robert F. Gallagher has been a Distinguished Service Faculty at St. Thomas University since January 2013. Prior to that, he served as Chief Financial Officer of Stratasys Inc., a developer and manufacture of rapid prototyping systems, for more than five years

Bradley D. Goskowicz has served as Chief Executive Officer at Microbiologics, Inc., a manufacturer of biological reference materials for quality control testing since February 2010. Prior to that, he served as their Chief Marketing Officer since 2009.

Daniel W. Mayer has been our Executive Vice President and Chief Technology Officer for more than five years.

Tom C. Thomas has been a partner at Pillsbury Winthrop Shaw Pittman LLP, a law firm, for more than five years.

David J. Ward has served as General Manager of Cargill Process Optimizers, a provider of technical services and software that assists many of the largest food and beverage companies improve efficiencies, for more than five years.

Kathleen P. Iverson has served as the CEO of Black Hills IP, a provider of IP paralegal, docketing and trademark services since October of 2014. Ms. Iverson served as the President and CEO of CyberOptics Corporation, from January 2003 until her retirement from that company in January 2014. Ms. Iverson joined the board of directors of Nortech Systems, Inc., a Minnesota based contract manufacturer, in March 2015.

Paul R. Zeller is CFO of NatureWorks, a joint venture of Cargill and PTT Global Chemical, a position he has held since August, 2014. Prior to transitioning to NatureWorks, Mr. Zeller was the Senior Vice President and Chief Financial Officer of Imation Corp. for more than five years. Mr. Zeller is also a member of the Board of Directors of the Minnesota Orchestra, serving on their Audit and Finance Committees.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors currently consists of six independent directors and three members of our senior management team. Each of our directors, except for Robert L. Demorest, Donald N. DeMorett and Daniel W. Mayer, is an “independent director” under the Listing Rules of the Nasdaq Stock Market. Nasdaq’s independence definition includes a series of objective tests. For example, an independent director may not be employed by us and may not engage in certain types of business dealings with our company. In addition, as further required by Nasdaq’s rules, our Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and by our company with regard to each director's business and personal activities as they may relate to our company and our management.

Our Board of Directors has chosen to combine the principal executive officer and board chairman positions and has not appointed a separate lead director. Robert L. Demorest has served as the principal executive officer and board chairman since 2000. At the present time, the independent directors believe that Mr. Demorest’s in-depth knowledge of our operations and his vision for its development make him the best qualified director to serve as Chairman.

Information about Our Board and its Committees

Our business and affairs are managed by our Board. Our Board met four times during 2014. Committees established by our Board consist of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, each of which has the composition and responsibilities described below. Our Board may from time to time establish other Board committees to facilitate the management of our company and may change the composition and the responsibilities of our existing committees.

All of our directors attended 100 percent of the aggregate meetings of our Board and all Board committees on which they served during 2014.

Audit Committee

Responsibilities. The primary function of the Audit Committee is to provide assistance to our Board in fulfilling its oversight responsibility relating to our consolidated financial statements and the financial reporting process, our systems of internal accounting, financial and disclosure controls, the annual independent audit of our consolidated financial statements and our legal compliance and ethics programs as established by management and our Board. The Audit Committee has sole authority to appoint, retain, oversee and compensate the work of our independent registered public accounting firm and must pre-approve all audit services and permissible non-audit services to be performed for us by our independent registered public accounting firm, subject to de minimis exceptions under federal securities laws.

The Audit Committee operates under a written charter adopted by our Board. A printed copy of such charter can be found under the About Us - Investor Relations – Investor Information section of our corporate website at www.mocon.com and is available to any shareholder upon request to our Corporate Secretary at MOCON, Inc., 7500 Mendelssohn Avenue North, Minneapolis, Minnesota 55428 or by telephone at (763) 493-6370.

The Audit Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Composition. The current members of the Audit Committee are Robert F. Gallagher, Paul Zeller and David J. Ward. Mr. Gallagher is the chair of the Audit Committee. Each member of the Audit Committee qualifies as “independent” for purposes of membership on the Audit Committee pursuant to the Listing Rules of the Nasdaq Stock Market and the rules and regulations of the Securities and Exchange Commission and is “financially literate” as required by the Listing Rules of the Nasdaq Stock Market. In addition, our Board has determined that Mr. Gallagher qualifies as an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission and meets the qualifications of “financial sophistication” under the Listing Rules of the Nasdaq Stock Market as a result of his experience as a former Chief Financial Officer of a publicly traded company. Other members of the Audit Committee who have served as chief executive officers or chief financial officers of public companies or have similar experience or understanding with respect to certain accounting and auditing matters may also be considered audit committee financial experts. Mr. Zeller also qualifies as an “audit committee financial expert” due to his former position as chief financial officer of a publicly traded company and his current position as chief financial officer of a privately held company. Shareholders should understand that these designations related to our Audit Committee members’ experience and understanding with respect to certain accounting and auditing matters do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of the Audit Committee or of our Board.

Meetings and Other Information. The Audit Committee met six times during 2014. At four of the meetings, the Audit Committee met in private session with our independent registered public accounting firm. Additional information regarding the Audit Committee and our independent registered public accounting firm is disclosed under headings entitled “Proposal Three—Ratification of Selection of Independent Registered Public Accounting Firm” and the “Audit Committee Report” included elsewhere in this proxy statement.

Nominating and Governance Committee

Responsibilities. The primary functions of the Nominating and Governance Committee are to assist our Board by identifying individuals qualified to become members of our Board, recommending director nominees for each annual meeting of shareholders and to fill any vacancies that may occur between meetings of the shareholders. In addition, this committee is responsible for evaluating the overall effectiveness of our Board and recommending to the Board a set of governance standards applicable to it.

The Nominating and Governance Committee operates under a written charter adopted by our Board. A copy of such charter can be found on the About Us-Investor Relations-Investor Information section of our corporate website at www.mocon.com and is available to any shareholder upon request to our Corporate Secretary at MOCON, Inc., 7500 Mendelssohn Avenue North, Minneapolis, Minnesota 55428 or by telephone at (763) 493-6370.

The Nominating and Governance Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Composition. The current members of the Nominating and Governance Committee are Bradley D. Goskowicz, Kathleen P. Iverson and Tom C. Thomas. Mr. Goskowicz is the chair of the Committee. Each of Messrs. Goskowicz, Thomas and Ms. Iverson are considered “independent” under the Listing Rules of the Nasdaq Stock Market.

Director Nominations Process. In selecting nominees for our Board, the Nominating and Governance Committee first determines whether the incumbent directors, each of whose term expires at the meeting, are qualified to serve, and wish to continue to serve, on our Board. The Nominating and Governance Committee believes that, in general, MOCON and its shareholders benefit from the continued service of qualified incumbent directors because those directors have familiarity with and insight into our corporate affairs that they have accumulated during their tenure as a Board member of our company. Appropriate continuity of Board membership also contributes to our Board’s ability to work as a collective body. Accordingly, it is the practice of the Nominating and Governance Committee, in general, to re-nominate an incumbent director if the director wishes to continue his or her service with our Board, the director continues to satisfy the Nominating and Governance Committee’s criteria for membership on our Board, the Nominating and Governance Committee believes the director continues to make important contributions to our Board, and there are no special, countervailing considerations against re-nomination of the director.

In identifying and evaluating new candidates for election to our Board, the Nominating and Governance Committee will solicit recommendations for nominees from persons whom the Nominating and Governance Committee believes are likely to be familiar with qualified candidates having the qualifications, skills and characteristics required for Board nominees from time to time. Such persons may include members of our Board and our senior management. In addition, the Nominating and Governance Committee may engage a search firm to assist it in identifying qualified candidates. The Nominating and Governance Committee will review and evaluate each candidate which it believes merits serious consideration, taking into account available information concerning the candidate, any qualifications or criteria for Board membership established by the Nominating and Governance Committee, the existing composition of our Board, and other factors that it deems relevant. In conducting its review and evaluation, the Nominating and Governance Committee may solicit the views of our management, other Board members, and any other individuals it believes may have insight into a candidate. The Nominating and Governance Committee may designate one or more of its members and/or other Board members to interview any proposed candidate.

The Nominating and Governance Committee will consider recommendations for the nomination of directors submitted by our shareholders. For more information, see the information set forth under the heading “Shareholder Proposals for 2015 Annual Meeting.” The Nominating and Governance Committee will evaluate candidates recommended by shareholders in the same manner as those recommended as stated above, except that the Nominating and Governance Committee may consider, as one of the factors in its evaluation of shareholder recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group in the equity of MOCON.

There are no formal requirements or minimum qualifications that a candidate must meet in order for the Nominating and Governance Committee to recommend the candidate to our Board. The Nominating and Governance Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of our company and our Board. However, in evaluating candidates, there are a number of criteria that the Nominating and Governance Committee generally views as relevant and is likely to consider. Some of these factors include whether the candidate is an “independent director” under the Listing Rules of the Nasdaq Stock Market and meets any other applicable independence tests under the federal securities laws and rules and regulations of the Securities and Exchange Commission; whether the candidate is “financially sophisticated” and otherwise meets the requirements for serving as a member of an audit committee under the Listing Rules of the Nasdaq Stock Market; whether the candidate is an “audit committee financial expert” under the federal securities laws and the rules and regulations of the Securities and Exchange Commission; the needs of our company with respect to the particular talents and experience of its directors; the personal and professional integrity and reputation of the candidate; the candidate’s level of education and business experience; the candidate’s broad-based business acumen; the candidate’s level of understanding of our business and its industry; the fit of the candidate’s skills and personality with those of other directors and potential directors in building a board that is effective and responsive to the needs of our company; whether the candidate possesses strategic thinking and a willingness to share ideas; the candidate’s diversity of experiences, expertise and background; the candidate’s ability to represent the interests of all shareholders and not a particular interest group; and the candidate’s willingness to devote adequate time to work for our Board and its committees.

While we do not have a stand-alone diversity policy, in considering whether to recommend any director nominee, including candidates recommended by shareholders, the Nominating and Governance Committee will consider the factors above, including the candidate’s diversity of experiences, expertise and background. This committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Meetings and Other Information. The Nominating and Governance Committee met twice during 2014. Additional information regarding the Nominating and Governance Committee and its process for nominating directors for our 2015 annual meeting of shareholders can be found under the heading “Shareholder Proposals for 2015 Annual Meeting” included elsewhere in this proxy statement.

Compensation Committee

Responsibilities. The primary functions of the Compensation Committee are to provide assistance to our Board in fulfilling its oversight responsibility relating to compensation of our Chief Executive Officer and other executive officers and to administer our equity compensation plans and review, assess and approve overall strategies for attracting, developing, retaining and motivating our management and employees. In addition, the Compensation Committee reviews and discusses with management the “Compensation Discussion and Analysis” section and based on such review and discussions make a recommendation to our Board as to whether the “Compensation Discussion and Analysis” section should be included in our annual meeting proxy statement.

The Compensation Committee operates under a written charter adopted by our Board. A copy of such charter can be found within the About Us - Investor Relations – Investor Information section of our corporate website at www.mocon.com and is available to any shareholder upon request to our Corporate Secretary at MOCON, Inc., 7500 Mendelssohn Avenue North, Minneapolis, Minnesota 55428 or by telephone at (763) 493-6370.

The Compensation Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Composition. The current members of the Compensation Committee are Robert F. Gallagher, Kathleen P. Iverson and Tom C. Thomas. Mr. Thomas is the chair of the Compensation Committee. Each of Messrs. Gallagher and Thomas and Ms. Iverson are considered “independent” under the Listing Rules of the Nasdaq Stock Market.

Processes and Procedures for Consideration and Determination of Executive Compensation. Our Board has delegated to the Compensation Committee the responsibility, among other things, to determine any and all compensation payable to our executive officers, including annual salaries, incentive compensation, long-term incentive compensation and any other compensation, and to administer our equity and incentive compensation plans applicable to our executive officers. Decisions regarding executive compensation made by the Compensation Committee are considered final and are not generally subject to Board review or ratification. Under the terms of its written charter, the Compensation Committee has the power and authority to delegate any of its duties and responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. Historically, the Compensation Committee has not generally delegated any of its duties and responsibilities to subcommittees, but rather has taken such actions as a committee, as a whole.

Our Chairman, President and Chief Executive Officer assists the Compensation Committee in gathering compensation related data regarding our executive officers and makes recommendations to the Compensation Committee regarding the form and amount of compensation to be paid to each executive officer (other than himself). In making its final decisions regarding the form and amount of compensation to be paid to our executive officers, the Compensation Committee considers the recommendations of our Chairman, President and Chief Executive Officer, but also considers other factors, such as its own views as to the form and amount of compensation to be paid, competitive compensation surveys and studies, the achievement by the company of financial and earnings objectives, the general performance of the company and the individual officers, the performance of the company’s stock price and other factors that may be relevant. However, final deliberations and decisions by the Compensation Committee concerning executive officer compensation, including compensation to be paid to our Chairman, President and Chief Executive Officer, are made by the Compensation Committee, without the presence of the Chairman, President and Chief Executive Officer or any other executive officer of our company.

Meetings and Other Information. The Compensation Committee met six times during 2014. Additional information regarding the Compensation Committee is disclosed under the headings entitled “Compensation Discussion and Analysis” and “Compensation Committee Report” included elsewhere in this proxy statement.

Board Role in Risk Oversight

The Board of Directors as a whole has responsibility for risk oversight, with more in-depth reviews of certain areas of risk being conducted by the relevant Board committees that report on their deliberations to the full Board of Directors. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide information to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. The areas of risk that we focus on include regulatory, operational, financial (accounting, credit, liquidity and tax), legal, compensation, competitive, health, safety and environment, economic, political and reputational risks.

The standing committees of the Board of Directors oversee risks associated with their respective principal areas of focus. The Audit Committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, on our processes for the management of business and financial risk, our financial reporting obligations and for compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee, along with management, is also responsible for developing and participating in a process for review of important financial and operating topics that present potential significant risk to our company. The Compensation Committee is responsible for overseeing risks and exposures associated with our compensation programs and arrangements, including our executive and director compensation programs and arrangements, and management succession planning. The Nominating and Governance Committee oversees risks relating to succession planning and governance matters.

We recognize that a fundamental part of risk management is understanding not only the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting our business strategy is a key part of the Board’s assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for our company.

We believe our current Board leadership structure is appropriate and helps ensure proper risk oversight for our company for a number of reasons, including: (1) general risk oversight by the full Board of Directors in connection with its role in reviewing our key long-term and short-term business strategies and monitoring on an on-going basis the implementation of our key business strategies; (2) more detailed oversight by our standing Board committees that are currently comprised of and chaired by our independent directors, and (3) the focus of our Chairman of the Board on allocating appropriate Board agenda time for discussion regarding the implementation of our key business strategies and specifically risk management.

Policy Regarding Director Attendance at Annual Meetings of Shareholders

It is the policy of our Board that directors standing for re-election are strongly encouraged, but not required, to attend our annual meeting of shareholders. At our 2014 annual meeting of shareholders, all of our directors at that time were present.

Process Regarding Shareholder Communications with Board of Directors

Shareholders may communicate with our Board or any one or more particular directors by sending correspondence, addressed to our Corporate Secretary, MOCON, Inc., 7500 Mendelssohn Avenue North, Minneapolis, MN 55428 with an instruction to forward the communication to our Board of Directors or any one or more particular directors. Our Corporate Secretary will promptly forward all such shareholder communications to our Board or any one or more particular directors, with the exception of any advertisements, solicitations for periodical or other subscriptions and other similar communications.

DIRECTOR COMPENSATION

Summary of Cash and Other Compensation

The following table provides summary information concerning the compensation of each individual who served as a director of our company during the year ended December 31, 2014, other than Robert L. Demorest, our Chairman, President and Chief Executive Officer, Donald N. DeMorett, our Chief Operating Officer, and Daniel W. Mayer, our Executive Vice President and Chief Technology Officer, whose compensation is described under the heading “Executive Compensation” included elsewhere in this proxy statement.

DIRECTOR COMPENSATION - 2014

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	All Other Compensation ($)(4)	Total ($)
Robert F. Gallagher	26,400	13,887	-	40,287
Bradley D. Goskowicz	18,850	13,887	-	32,737
Kathleen P. Iverson	12,450	13,887	-	26,337
Richard A. Proulx	11,000	-	-	11,000
Tom C. Thomas	23,800	13,887	-	37,687
David J. Ward	20,450	13,887	-	34,337
Paul R. Zeller	10,950	13,887	-	24,837

(1)

Reflects the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718. The dollar amount reflected in the “Option Awards” column above relates solely to options granted for 2014 – 2,500 shares to each of Ms. Iverson and Messrs. Gallagher, Goskowicz, Thomas, Ward and Zeller. We refer you to Note 9 to our consolidated financial statements for the year ended December 31, 2014 for a discussion of the assumptions made in calculating the grant date fair value in accordance with FASB ASC Topic 718. The dollar amounts shown above reflect the compensation cost of the option awards granted on December 22, 2014 at a Black-Scholes fair value of $5.55 per share of common stock.

(2)	The following table provides information regarding each stock option granted to each director on December 22, 2014:

	Grant	Number of Securities Underlying Options	Exercise Price	Expiration	Grant Date Fair Value of
Name	Date	Granted (#)(a)	($/Share)	Date	Option Awards ($)(b)
Robert F. Gallagher	12/22/14	2,500	17.40	12/21/21	13,887
Bradley D. Goskowicz	12/22/14	2,500	17.40	12/21/21	13,887
Kathleen P. Iverson	12/22/14	2,500	17.40	12/21/21	13,887
Tom C. Thomas	12/22/14	2,500	17.40	12/21/21	13,887
David J. Ward	12/22/14	2,500	17.40	12/21/21	13,887
Paul R. Zeller	12/22/14	2,500	17.40	12/21/21	13,887

(a)

Represents options granted under the MOCON, Inc. 2006 Stock Incentive Plan, the material terms of which are described in more detail below under the heading “Executive Compensation— Grants of Plan-Based Awards—MOCON, Inc. 2006 Stock Incentive Plan.” Each of the options granted to the directors in the above table vests with respect to 100 percent of the underlying shares of our common stock on December 31, 2015.

(b)

We refer you to Note 9 to our consolidated financial statements for the year ended December 31, 2014 for a discussion of the assumptions made in calculating the grant date fair value of the option awards.

(3)

The following table provides information regarding the aggregate number of options to purchase shares of our common stock outstanding at December 31, 2014 and held by each of the directors listed in the above table.

Name	Aggregate Number of Securities Underlying Options	Exercisable/ Unexercisable	Exercise Price(s)	Expiration Date(s)
Robert F. Gallagher	20,000	17,500/2,500	8.58 – 17.40	12/27/15 – 12/21/21
Bradley D. Goskowicz	7,500	5,000/2,500	14.40 – 17.40	12/30/19 – 12/21/21
Kathleen P. Iverson	2,500	0/2,500	17.40	12/21/21
Tom C. Thomas	20,000	17,500/2,500	8.58 – 17.40	12/27/12 – 12/21/21
David J. Ward	7,500	5,000/2,500	14.40 – 17.40	12/30/19 – 12/21/21
Paul R. Zeller	2,500	0/2,500	17.40	12/21/21

(4)	We do not provide perquisites or other personal benefits to our non-employee directors. We do reimburse them for out-of-pocket expenses to attend meetings.

Non-Employee Director Compensation Program

Overview. Our non-employee directors currently consist of Robert F. Gallagher, Bradley D. Goskowicz, Kathleen P. Iverson, Tom C. Thomas, Paul R. Zeller and David J. Ward. We use a combination of cash and long term equity-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting non-employee director compensation, we follow the process and procedures described below under the heading “Processes and Procedures for the Determination of Director Compensation.” We also consider the significant amount of time that directors spend in fulfilling their duties to our company, as well as the skill-level required by our company of members of our Board.

We pay each of our non-employee directors a quarterly cash retainer, as well as an additional cash payment for each Board meeting or Board committee meeting attended. The chairs of the Audit, Compensation and Nominating and Governance Committees also receive an additional quarterly cash retainer. In addition, we may grant our non-employee directors stock options upon their initial appointment or election to the Board and thereafter on an annual basis. We reimburse each non-employee director for out-of-pocket expenses incurred in connection with attending Board and Board committee meetings. We do not provide any perquisites or other personal benefits to our non-employee directors. We also maintain the MOCON, Inc. Director Retirement Plan pursuant to which a non-employee director who has served on our Board for at least five years will, upon retirement, receive an amount equal to the annual retainer fee such director would have been entitled to receive during the fiscal year in which such director’s retirement occurs. Each of these elements of our non-employee director compensation program is described in more detail below.

Cash Compensation. In 2014, we paid each of our non-employee directors a quarterly cash retainer of $3,250 for the first three quarters and $4,000 for the fourth quarter. In addition, we paid the chairmen of the Audit, Compensation and Nominating and Governance Committees an additional quarterly cash retainer of $750, $250 and $200, respectively, for the first three quarters and $1,000, $500, and $500, respectively, for the fourth quarter. Also, each of our non-employee directors was paid $600 for the first three quarters and $1,000 for the fourth quarter for each Board meeting or Board committee meeting attended in person or via telephone.

Long-Term Equity-Based Incentive Compensation. We also grant options to purchase shares of our common stock to our non-employee directors. Under our current policy, each non-employee director receives an annual grant of an option to purchase such number of shares of our common stock as is determined by our Compensation Committee at the time the grant is made. The Compensation Committee looks at several factors when determining the number of shares that will be made subject to the annual option grant, considers fees paid to directors of comparable public companies, the number of board and committee meetings that our directors are expected to attend, and other factors that may be relevant. On December 22, 2014, each non-employee director received an option to purchase 2,500 shares of our common stock.

The options that we grant to our non-employee directors in December of each year have generally had an exercise term of seven years and vest or become exercisable December 31 of the following year, and will have a per share exercise price equal to the closing sale price of our common stock on the date of grant, December 22, 2014. We refer you to footnote 2 to the Director Compensation table above for a summary of all option grants to our non-employee directors for their service during the year ended December 31, 2014. We refer you to footnote 3 to the Director Compensation table above for a summary of all options to purchase shares of our common stock held by our non-employee directors as of December 31, 2014.

Director Retirement Plan. Pursuant to the MOCON, Inc. Director Retirement Plan, a non-employee director who has served on our Board for at least five years will, upon retirement, receive an amount equal to the annual retainer fee such director would have been entitled to receive during the fiscal year in which such director’s retirement occurs. This payment, however, will not be made to a director who, following the director’s retirement, continues to serve as a consultant to us. Any amount payable under the retirement plan will be paid as determined by our Board in its sole discretion following such director’s retirement. As of December 31, 2014, Messrs. Gallagher and Thomas are eligible to receive payments pursuant to the retirement plan upon their retirement from our Board.

Compensation Arrangements with Inside Directors

Our inside directors – Robert L. Demorest, Donald N. DeMorett and Daniel W. Mayer – are compensated for their services as officers of our company. For information relating to compensation awarded to, earned by or paid to Messrs. Demorest, DeMorett and Mayer during 2014, see “Executive Compensation” included elsewhere in this proxy statement. We do not separately compensate Messrs. Demorest, DeMorett and Mayer for their services as directors of our company, although we do reimburse them for any out-of-pocket expenses they incur in connection with attending Board and Board committee meetings. Information regarding stock option grants to Messrs. Demorest, DeMorett and Mayer during the year ended December 31, 2014 is set forth under the heading “Executive Compensation—Grants of Plan-Based Awards” and information regarding all stock options held by Messrs. Demorest, DeMorett and Mayer as of December 31, 2014 is set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year End” included elsewhere in this proxy statement.

Processes and Procedures for the Determination of Director Compensation

Our Board has not delegated to any Board committee the responsibility to review and make recommendations to our Board concerning compensation for non-employee members of our Board, including but not limited to retainers, Board meeting fees, Board committee meeting fees, committee chair fees, equity compensation, benefits and perquisites. Decisions regarding director compensation are made by our entire Board, which has not in the past generally delegated to any Board committee or any one or more directors any duties and responsibilities relating to director compensation except our Compensation Committee determines the number of shares subject to the annual option grant.

Our Chairman, President and Chief Executive Officer, with the assistance of our Vice President, Chief Financial Officer, Treasurer and Secretary, assists our Board in gathering compensation related data regarding director compensation. In making decisions regarding compensation to be paid to our non-employee directors, our Board considers fees paid to directors of comparable public companies, the number of board and committee meetings that our directors are expected to attend, and other factors that may be relevant.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The purpose of this “Compensation Discussion and Analysis” section is to discuss the material elements of the compensation awarded to, earned by or paid to our executive officers who are considered “named executive officers” as a result of their officer positions held at the end of, or during, 2014 and the amount of compensation they earned during the year ended December 31, 2014. This discussion analyzes the information contained in the tables and related footnotes and narratives under the heading “Executive Compensation” included elsewhere in this proxy statement. In so doing, this discussion describes our compensation philosophy, policies and practices with respect to our named executive officers. Although this discussion focuses primarily on compensation awarded to, earned by and paid to our named executive officers during 2014, this discussion also describes executive compensation actions prior to 2014 and actions taken after 2014 to the extent it enhances the understanding of or gives context to our executive compensation disclosures for 2014. In light of the voting results with respect to the frequency of shareholder advisory votes on executive compensation at our 2012 Annual Meeting of Shareholders, we are currently holding an advisory vote on the compensation of named executive officers on an annual basis.

As described in more detail under the heading “Corporate Governance—Compensation Committee” included elsewhere in this proxy statement, our Board of Directors has delegated to the Compensation Committee the responsibility, among other things, to determine any and all compensation payable to our executive officers, including annual salaries, incentive compensation, long-term incentive compensation and all other compensation, and to administer our equity and incentive compensation plans applicable to our executive officers. The processes and procedures the Compensation Committee use to consider and determine executive compensation are described under the heading “Corporate Governance—Compensation Committee—Processes and Procedures for Consideration and Determination of Executive Compensation” included elsewhere in this proxy statement.

Objectives of Our Executive Compensation Program

Our executive compensation program is designed to:

●	attract and retain executives important to the success of our company and the creation of value for our shareholders;

●	motivate our executives to achieve our desired financial, earnings and other corporate goals and create shareholder value; and

●

reward our executives for the achievement of our desired financial, earnings and other corporate goals, the creation of shareholder value in the short and long term and their contributions, in general, to the success of our company.

Our Philosophy

Our executive compensation program and the decisions of the Compensation Committee are based on the following philosophy and principles:

●	We favor linking a significant component of compensation that varies depending on the attainment of financial and earnings goals and the performance of our stock price over solely fixed compensation.

●

Total compensation should generally increase with position and responsibility. A greater percentage of total compensation should be tied to corporate performance and stock price, and therefore be at risk, as position and responsibility increases. As a result, individuals, such as our named executive officers, with greater roles and responsibilities associated with achieving our desired financial and earnings goals should bear a greater proportion of the risk that those objectives are not achieved and our stock price decreases than other employees and should receive a greater proportion of the reward if such goals are met or surpassed and our stock price increases.

●

We seek to align the interests of our executives with the interests of our shareholders through, among other means, the use of long-term, equity-based incentive compensation, in the form of stock options or other equity awards.

Determination of Amount of Executive Compensation and Use of Benchmarking

In determining the amount of compensation to pay our named executive officers, the Compensation Committee considers a variety of factors, such as the executive’s position within the company and the level of responsibility and skills required by the executive’s position; the executive’s qualifications; the attainment of or failure to attain our financial and earnings goals; individual performance of the executive; current and historical compensation levels; the executive’s length of service with our company and other considerations the Compensation Committee deems relevant.

One of the other considerations the Compensation Committee looks at is the compensation that public companies that are similar to us paid to their executive officers. To assist in that analysis, in 2014 the Compensation Committee looked at information provided to it by Equilar, Inc., an outside consulting firm. In addition to the survey information provided by Equilar, Inc., the Compensation Committee looked at the Star Tribune Top 100 Publicly Ranked Companies by revenue, the Minneapolis Business Journal and comparable companies in the Electronics and Technology sector. The Compensation Committee particularly focused on the compensation paid to the executive officers of the companies included in this information that had a market capitalization, revenues and net income similar to ours. We refer to these companies in this discussion as our “peer group companies.”

Our executive compensation program as a whole and each individual element of the program is designed to provide a level of compensation that is competitive for public companies that are comparable to us in terms of profitability, complexity and size in order to attract, motivate and retain executives necessary to the achievement of our desired financial and earnings goals. We generally target total compensation of our executive officers to be within the range of the aggregate compensation that our peer companies pay to its executive officers. However, we do not focus on whether or not the total compensation of our executives is above or below the mean or median compensation that is paid to the executive officers of our peer group companies, because we recognize that trying to tie the compensation that we pay to our executives to any specific metric that is based on the compensation paid by other companies can result in volatility from year to year based on circumstances unique to those companies which may not impact us. We also recognize that those companies may have compensation philosophies that differ from ours.

Determination of Form of Executive Compensation and Total Compensation Mix

The principal elements of our executive compensation program consist of base salary, annual incentive compensation, long-term equity-based incentive compensation in the form of stock options, and other compensation as described in more detail below under the heading “Elements of Our Executive Compensation Program.”

We believe these elements achieve the objectives of our compensation program by providing a base salary which is adjusted to reflect individual and company performance, requiring that our financial and earnings goals be met or exceeded to earn a bonus under our annual cash incentive plan, requiring that specific company-related performance goals be met or exceeded to earn a special annual incentive bonus, and awarding stock options with an exercise price equal to the price of our common stock on the date of grant so that the options will only have value if the market price of our common stock increases over time.

In determining the form of compensation to pay our named executive officers, the Compensation Committee views these elements of our executive compensation program as related but distinct. Although the Compensation Committee reviews total compensation, it does not believe that significant compensation derived by an executive from one element of our compensation program should necessarily negate or result in a reduction in the amount of compensation the executive receives from other elements or that, on the flip side, minimal compensation derived from one element of compensation should necessarily result in an increase in the amount the executive should receive from one or more other elements of compensation.

Except as described below, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, the Compensation Committee’s philosophy is to make a greater percentage of an executive’s compensation performance-based, and therefore at risk, as the executive’s position and responsibility increases given the influence more senior level executives generally have on company performance. It is also the Compensation Committee’s view to keep cash compensation at a competitive level while providing the opportunity to be fairly rewarded through long-term equity-based incentive compensation, in the form of stock options, if the company’s stock price performs well over time. Thus, individuals with greater roles and responsibilities associated with achieving our company’s financial and earnings goals, and thus presumably increasing the total return to our shareholders, should bear a greater proportion of the risk that those goals are not achieved than other employees and should receive a greater proportion of the reward if those goals are met or surpassed.

Elements of Our Executive Compensation Program

The principal elements of our executive compensation program for 2014 consisted of:

●	base salary;

●	annual incentive compensation, in the form of payments under our annual incentive pay plan and special performance related bonus plan;

●	long-term equity-based incentive compensation in the form of stock options; and

●	all other compensation.

In addition, our executive compensation program also includes certain change in control arrangements and post-termination severance arrangements, which are described in more detail below under the heading “Change in Control and Post-Termination Severance Arrangements.”

Base Salary

General. We provide a base salary for our named executive officers that is not subject to company or individual performance risk. We recognize the need for most executives to receive at least a portion of their total compensation in the form of a guaranteed base salary that is paid in cash regularly throughout the year to support a reasonable standard of living.

We initially set base salaries for our executives at a level that we believe enables us to hire and retain them in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business objectives. The Compensation Committee reviews base salaries for our named executive officers each year beginning in November and generally approves any increases for the following year in December or as soon as practicable thereafter. Regardless of when the final decision regarding base salaries for a calendar year is made by the Compensation Committee, any increases in base salaries are effective as of January 1 of that year, which could result in a retroactive payment to the executive shortly after the final decision is made.

The Compensation Committee’s determination regarding the base salaries of our named executive officers are based on a number of factors, including: the executive’s level of responsibility, prior experience, base salary for the prior year, base salary and other compensation data for similarly situated executives from some of our peer group companies, the skills required by the position, length of service with our company, experience level, past individual performance, company performance and other considerations the Compensation Committee deems relevant. The Compensation Committee also recognizes that in addition to the typical responsibilities and duties held by our executives by virtue of their positions, they often have additional responsibilities and perform additional duties that typically would be delegated to others in most organizations with additional personnel and resources.

Analysis. Annualized base salary rates for 2013, 2014 and 2015 for our named executive officers are as follows:

Name	2013	2014	2014 as a % of total compensation (3)	% Change From 2013	2015	% Change From 2014
Robert L. Demorest	$348,850	$366,293	51.4%	5.0%	$385,000	5.0%
Donald N. DeMorett	225,000	247,500	56.7%	10.0%	260,000	5.0%
Elissa Lindsoe (1)	-	240,000	32.1%	-	240,000	-
Daniel W. Mayer	246,200	253,586	55.0%	3.0%	266,000	5.0%
Darrell B. Lee (2)	202,500	214,650	56.4%	6.0%	-	-

(1)	Ms. Lindsoe was hired as MOCON’s Chief Financial Officer effective October 6, 2014.

(2)	Mr. Lee resigned as MOCON’s Chief Financial Officer effective October 5, 2014 and retired from MOCON effective October 31, 2014.

(3)	Represents the salary earned in 2014 as stated in the Summary Compensation Table – 2014 as a percentage of Total Compensation as stated in the Summary Compensation Table – 2014.

We have historically granted our executive officers a mid-single digit percentage increase in their base salary each year, although the percentage may be higher or lower if the responsibilities of the executive increased or decreased during the year. For 2015, Messrs. Demorest, DeMorett and Mayer were granted increases of 5 percent of their base compensation, which represented a combination of merit increases and market rate adjustments to align base salaries with similarly situated executives in our peer group. Due to Ms. Lindsoe’s hire date with MOCON, she was not eligible for an increase in base salary for 2015.

For 2014, base salaries accounted for approximately 51 percent to 57 percent of total compensation for our named executive officers other than Ms. Lindsoe. Ms. Lindsoe’s base salary for 2014 represented approximately 32 percent of her total 2014 compensation; although we expect that her salary will represent a percentage of total compensation consistent with our other executive officers in future years. Our Chairman, President and Chief Executive Officer having the lowest percentage of his overall compensation consisting of his base salary (other than Ms. Lindsoe for 2014) is consistent with our philosophy that executives with greater responsibility for achieving our desired financial and earnings goals should have a greater percentage of compensation subject to performance risk.

Annual Incentive Compensation

General. In addition to base compensation, we provide our named executive officers the opportunity for annual incentive compensation, which is designed to provide a direct financial incentive to our executives to achieve annual financial, earnings and other goals of our company. We provide our named executive officers a direct financial incentive to achieve our annual corporate and profit goals through the MOCON, Inc. Incentive Pay Plan (Incentive Pay Plan). In addition, we have a special performance related bonus arrangement for our named executive officers to further motivate them to achieve other company-related performance goals. We believe that the combination of our Incentive Pay Plan, which rewards our executives for achieving and exceeding annual corporate, revenue and operating earnings goals, and the special performance related bonus, which rewards our executives for successfully executing initiatives that we believe will have a positive long-term impact, provides appropriate monetary incentives for our executives to help our company achieve both near term and long term success.

MOCON, Inc. Fiscal 2014 Incentive Pay Plan. The MOCON, Inc. Incentive Pay Plan directly links our annual financial results and achievement of key objectives, with our executives’ overall compensation. For 2014, the target for each of our named executives was a specified amount of our annual net income before income taxes and incentives. For 2015, amounts earned (if any) under the Incentive Pay Plan will be directly linked to our annual financial results, revenue growth and attainment of specific objectives.

At the end of each calendar year, our Board analyzes budgets and projections for the upcoming year provided by our executive officers. After discussions with our Chairman, President and Chief Executive Officer and other executives, our Board approves a budget that includes a targeted amount of revenue and operating income. The Compensation Committee establishes goal amounts for our executive officers based on such revenue and operating income targets and other objectives and then determines the percentage of salary at goal for each executive for the following year. The percentage of salary at goal for each executive will typically be consistent with prior years. Our Chairman, President and Chief Executive Officer typically has a target bonus amount that is a higher percentage of his base salary as compared to our other executive officers to reflect our philosophy that as the executive officer with the highest level of responsibility for achieving our desired financial, earnings and other goals, our Chairman, President and Chief Executive Officer should have the highest percentage of his compensation at risk.

The 2014 percentages of salary at goal, which were consistent with the range set by the Compensation Committee in December 2010, ranged from 40 percent to 65 percent of 2014 base salary, with the actual incentive paid based on the percentage of goal achieved, up to a maximum of 150 percent of the target. The base bonus amount for Mr. Demorest was set at 65 percent of his base salary for 2014. The base bonus amounts for our other named executive officers ranged from 40 percent to 55 percent of their base salary for 2014. In early 2015, the Compensation Committee determined that the targets for the bonuses had been partially achieved for 2014 and the bonuses were to be paid at 86 percent of target.

Fiscal 2015 Incentive Pay Plan. Effective for 2015, the Compensation Committee amended the Incentive Pay Plan to have three components.

These three components, as well as the weighting of each component for 2015 for MOCON’s executive officers, are as follows:

●	Operating Income (50 percent)

●	Revenue Growth (25 percent)

●	Specified Objectives (25 percent)

On December 22, 2014, the Compensation Committee set the goal amounts for the revenue growth components of the Incentive Pay Plan. The operating income and specified objectives for executive officers were determined by the Compensation Committee in early 2015. Although the goals for operating income and revenue growth are confidential, the 2015 aggregate percentages of salary at target (with target for the specified objectives component being achievement of all of the objectives) for the components range from 50 percent to 65 percent of 2015 base salary earned, with the base bonus amount for Mr. Demorest set at 65 percent of his base salary for 2015. The base bonus amount for Mr. DeMorett is set at 55 percent of his base salary for 2015, and the base bonus amounts for the other named executive officers set at 50 percent of their base salary for 2015. The actual incentive paid will be based on the percentage of the goal achieved for each component, up to a maximum of 170 percent for the operating income and revenue growth components and 100 percent for the specific objective component. The fiscal 2015 Incentive Pay Plan components and percentages of salary were set forth in resolutions adopted by the Compensation Committee and are not otherwise set forth in any written agreements between MOCON and the executive officers.

For the operating income portion of the bonus, as long as we have positive operating income each of our executive officers (and other employees who participate in our Incentive Pay Plan) will be paid a portion of their bonus. For the revenue growth portion of the bonus, there is an amount below which no bonus will be paid out for the revenue growth portion of the bonus. Although many bonus plans do include minimum performance targets that must be reached in order for any bonus amount to be paid (commonly referred to as a “floor”), we believe that the presence of a floor for certain components can have a negative impact on the motivation of participants in our Incentive Pay Plan if there is a reasonable likelihood that any applicable minimum target would not be met, and the purpose of our Incentive Pay Plan is to constantly provide our executive officers with a monetary incentive tied to profit sharing to help us achieve our financial goals. Therefore, we feel the absence of a floor for the Operating Income component in our Incentive Pay Plan is appropriate.

Special Performance Related Bonuses. For fiscal 2014, in addition to the Incentive Pay Plan, each of our named executive officers was awarded the special performance related bonus for 2014 because the Compensation Committee determined that each of our executives had successfully completed the pre-determined criteria as set by our Compensation Committee for 2014. The bonus will be paid in 2015 in the form of an extra week of vacation and cash payment (including any tax gross ups) of $19,500 for Mr. Demorest, and $15,000 for each of Messrs. DeMorett and Mayer to fund an all-expense paid trip for two. Due to the timing of her hire, Ms. Lindsoe was not a participant in the special performance bonus program during 2014 but will be a participant for 2015.

For fiscal 2015, the Compensation Committee also established a special performance related bonus arrangement for each of our current executive officers to further motivate these individuals to attain certain company-related performance goals in addition to the profitability, revenue growth and objectives goals covered under MOCON’s Incentive Pay Plan. The goals may be financial or non-financial in nature, and the Compensation Committee has the sole discretion in determining each year whether or not the goals have been achieved. In setting the goals each year, the Compensation Committee will choose one or more objectives that are important to the long-term success of our company, but that may or may not have a significant short-term financial impact. The Compensation Committee believes that this special performance related bonus arrangement is an important element of our overall executive compensation program because it motivates our executives to successfully execute on certain specific initiatives that the Compensation Committee believes will have a long-term impact on our company.

While the specific special performance goals for 2015 remain confidential, if achieved, the bonuses will be in the form of an extra week of paid vacation and up to $20,000 for Mr. Demorest and $15,000 for Ms. Lindsoe and Messrs. DeMorett and Mayer in cash toward an all-expense paid trip for two. The Compensation Committee has decided to pay the bonus in this form so that the executive and his/her guest experience an immediate and tangible reward for the sacrifices that are made during the year by both the executive and his/her family in order for the specific performance related goal to be achieved. The terms of the fiscal 2015 special performance related bonuses were set forth in resolutions adopted by the Compensation Committee and are not otherwise set forth in any written agreements between MOCON and the executive officers.

Analysis. The annual incentive compensation opportunities for our named executive officers for 2013, 2014 and 2015 under the MOCON, Inc. Incentive Pay Plan are summarized below.

		Incentive Pay Plan Opportunity
		Target Performance		Max. Performance(1)
		% Salary	$ Amount	% Salary	$ Amount
Robert L. Demorest	2013	65%	226,753	98%	340,129
	2014	65%	238,090	98%	358,967
	2015	65%	250,250	99%	381,631

Donald N. DeMorett	2013	55%	123,750	83%	186,750
	2014	55%	136,125	83%	205,425
	2015	55%	143,000	84%	218,075

Elissa Lindsoe (2)	2013	-----	---------	-----	---------
	2014	-----	30,000	-----	30,000
	2015	50%	120,000	76%	183,000

Daniel W. Mayer.	2013	50%	123,100	75%	184,650
	2014	50%	126,793	75%	190,190
	2015	50%	133,000	76%	202,825

Darrell B. Lee (3)	2013	40%	81,000	60%	121,500
	2014	40%	85,860	60%	128,790
	2015	-----	---------	-----	---------

__________________

(1)	75 percent of Target amount subject to 170 percent maximum.

(2)

Ms. Lindsoe was hired as MOCON’s Chief Financial Officer effective October 6. 2014. Ms. Lindsoe’s 2014 incentive pay was not determined under the terms of the Incentive plan, but rather under her offer letter as filed on Form 8-K on September 10, 2014.

(3)	Mr. Lee resigned as MOCON’s Chief Financial Officer effective October 5, 2014 and retired from MOCON effective October 31, 2014.

Payouts made to our named executive officers under the MOCON, Inc. Incentive Pay Plan for 2014 were as follows:

	Incentive Pay Plan Payouts for 2014 Performance		Incentive Pay Plan Payouts as % of 2014 Total Compensation
	$ Amount	% Target
Robert L. Demorest	$203,986	86%	28.6%
Donald N. DeMorett	116,378	86%	26.7%
Elissa Lindsoe	30,000	-	16.8%
Daniel W. Mayer.	108,656	86%	23.6%
Darrell B. Lee	-	-	-

Long-Term Equity-Based Incentive Compensation

General. Although we do not have any stock retention or ownership guidelines, our Board encourages our named executive officers to have a financial stake in our company in order to align the interests of our shareholders and management. We therefore provide long-term equity-based incentive compensation to our named executive officers, as well as to all of our employees. This compensation has historically been paid in the form of stock options. We believe that equity incentive compensation is an important part of our overall compensation program. In particular, we believe that equity-based compensation, such as stock options, aligns the interests of our executives and other employees with shareholder interests and long-term value creation and enables these individuals to achieve meaningful equity ownership in our company. Through the grant of stock options, we seek to align the long-term interests of our executives and other employees with the long-term interests of our shareholders by creating a strong and direct linkage between compensation and long-term shareholder return. When our executives deliver positive returns to our shareholders, in the form of increases in our stock price or otherwise, stock options allow our executives to share in this positive return. We believe stock options or other equity-based compensation also may enable us to attract, retain and motivate executives and other employees by maintaining competitive levels of total compensation. Unless our stock price increases after stock option grants are made, the stock options deliver no value to the option holders. A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest.” This provides an incentive for an option holder to remain employed by us.

All of the stock options held by our executives and other employees have been granted under the MOCON, Inc. 2006 Stock Incentive Plan or our predecessor plan, the MOCON, Inc. 1998 Stock Option Plan. Both of these plans have been approved by our shareholders. Under the 2006 plan, we have the ability to grant stock options, stock appreciation rights, restricted stock awards, stock unit awards, performance awards and stock bonuses. To date, only incentive and non-statutory stock options have been granted. The 2006 plan contains both an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits. For more information regarding the terms of our 2006 plan, we refer you to “Executive Compensation—Grants of Plan-Based Awards—MOCON, Inc. 2006 Stock Incentive Plan.”

In March 2007, we adopted a “Policy and Procedures Regarding the Grant of Stock Options and Other Equity-Based Incentive Awards.” Under this policy, the Compensation Committee has retained all authority to grant options and other equity-based incentive awards to eligible recipients, and none of its authority may be delegated to our management in the form of “mass” or “block” grants to be allocated among employees by our management. Grants to be made in connection with new hires and promotions will be recommended by our Chairman, President and Chief Executive Officer and will be considered and acted upon by the Compensation Committee at the next Compensation Committee meeting or by unanimous written consent resolutions or, in the case of executive officers, as part of their compensation package at the time of hire or promotion. Current executive officers and other employees are eligible for option grants thereafter on a periodic basis. We do not have, nor have we ever had, a program, plan or practice to time stock option grants to executives in coordination with the release of material nonpublic information.

The policy also sets forth the general terms and conditions of our stock option grants. For example, we generally grant “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, in order to provide our executives and other employees the additional tax benefit associated with incentive stock options, which we believe at this time outweighs our interest in obtaining the tax deduction which would be available if we granted non-statutory stock options which were later exercised by the optionees. The stock options granted to our employees (except executive officers) typically vest or become exercisable over a period of four years from the date of grant, with one-fourth of the underlying shares vesting in each year on the anniversary of the date of grant, or for the executive officers, over one year following the date of grant, with one-fourth of the underlying shares vesting each three months after the date of grant. Stock options we have granted in the past have typically remained exercisable for a period of seven years from the date of grant, so long as the optionee continues to be employed by us.

It is our policy to set the per share exercise price of all stock options granted under the 2006 plan at an amount equal to the fair market value of a share of our common stock on the date of grant. For purposes of the 2006 plan, the fair market value of our common stock is the closing sales price as reported by Nasdaq. The Compensation Committee may not, under the terms of the 2006 plan, without prior approval of our shareholders, seek to effect any re-pricing of any previously granted, “underwater” option by amending or modifying the terms of the underwater option to lower the exercise price, cancelling the underwater option and granting replacement options having a lower exercise price, or other incentive award in exchange, or repurchasing the underwater options and granting new incentive awards under the plan. For purposes of the 2006 plan, an option is deemed to be “underwater” at any time when the fair market value of our common stock is less than the exercise price. Other typical terms of the stock options we grant to our executives and other employees are described elsewhere in this proxy statement under the heading “Executive Compensation—Grants of Plan-Based Awards—MOCON, Inc. 2006 Stock Incentive Plan.”

Our stock option programs are broad-based. On December 22, 2014, all of our employees located in the United States who met the requirements of the stock option program received stock option grants. Approximately 66 percent of the options covered by those grants went to employees other than our named executive officers.

We review the long-term equity-based incentives for our named executive officers, on an individual basis and on an aggregate basis, at least once each year at the time we determine base salaries and the terms of our annual incentive compensation arrangements for the upcoming year. The Compensation Committee’s determinations regarding the number of stock options to grant our named executive officers are based on a number of factors, including: the executive’s position within the company and the level of responsibility, skills and experiences required by the executive’s position; the attainment of or failure to attain company objectives and the difficulty in achieving desired company objectives; individual performance of the executive; the executive’s length of service to our company; the executive’s percentage ownership of our common equity outstanding, including stock options; and competitive compensation data, including outstanding options held by an executive as a percentage of our common equity outstanding.

Analysis. On December 22, 2014, we granted stock options to all of our U.S.-based employees who met the requirements of the stock option program, including each of our executive officers. This grant normally occurs in the last week of December each year and we expect future grants will continue to be made during the last week of December if shareholders approve the MOCON, Inc. 2015 Equity Incentive Plan (See Proposal Four - Approval of MOCON, Inc. 2015 Equity Incentive Plan, below). The stock options granted to our executive officers for 2014 are described in the Grants of Plan-Based Awards—2014 Table under the heading “Executive Compensation—Grants of Plan-Based Awards” and the number of stock options held by our named executive officers as of December 22, 2014 is included in the Outstanding Equity Awards at Fiscal Year-End—2014 Table under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year End” contained elsewhere in this proxy statement.

The value of stock options granted to our named executive officers for performance during 2014, as a percentage of their 2014 total compensation, was as follows:

	Aggregate Fair Value of Stock Option Awards(1)	Value of Stock Option Awards as % of 2014 Total Compensation
Robert L. Demorest	$81,105	11.4%
Donald N. DeMorett	54,070	12.4%
Elissa Lindsoe	75,525	42.3%
Daniel W. Mayer.	54,070	11.7%
Darrell B. Lee	-	-

(1)

Reflects the aggregate grant date fair value of the stock options awarded on December 22, 2014 as calculated in accordance with FASB ASC Topic 718. Ms. Lindsoe’s amount also includes the aggregate grant date fair value of the stock options awarded on October 7, 2014 as calculated in accordance with FASB ASC Topic 718.

All Other Compensation

General. It is generally our policy not to extend significant perquisites to our executives that are not available to our employees, with the exception that we provide to our named executive officers either a monthly car allowance or the personal use of a company-owned vehicle and the right to purchase such vehicle at its depreciated value. Our executives also receive benefits, which are also received by our other employees, including participation in the MOCON, Inc. Savings and Retirement Plan and health, dental and life insurance benefits. The MOCON, Inc. Savings and Retirement Plan is a tax qualified plan under IRC Section 401(k). Under the MOCON, Inc. Savings and Retirement Plan, all eligible participants, including our named executive officers, may voluntarily request that we reduce his or her pre-tax compensation by an amount up to the limits set by federal regulations. All such contributions are contributed to a trust. Subject to federal regulations on such contributions, for participants who have been employed for over one year, we contributed an amount equal to 50 percent of the first 6 percent of the amount that each participant contributed under this plan during 2014. We do not provide pension arrangements or post-retirement health coverage for our executives or employees. We also do not provide any nonqualified defined contribution or other deferred compensation plans.

All of our U.S. based employees, including our named executive officers, are employed at will and do not have employment agreements. We have, however, entered into written severance agreements with all of our named executive officers, which provide for certain cash and other benefits upon the termination of the executive’s employment with us under certain circumstances, as described below.

Change in Control and Post-Termination Severance Arrangements

Our stock incentive and option plans, and the individual agreements entered into in connection with the grant of stock options under our plans, provide for the immediate vesting of all stock options then held by our named executive officers, as well as all other employees, upon the completion of a change in control of our company. In addition, our named executive officers have severance agreements with us that provide for the immediate vesting of all stock options then held by our named executive officers upon the completion of a change in control of our company and also provide for a severance payment upon the termination of their employment with us under certain circumstances, including in connection with or within 24 months of a change in control of our company. This severance payment is structured as a lump sum cash payment that is equal to the highest annual salary that the executive had in effect prior to the date of termination in the case of a termination of the executive that is not made in connection with (or within 24 months of) a change in control and is not for “cause.”

If we (or any successor organization) terminate the executive’s employment or the executive voluntarily terminates his employment for “good reason” in connection with (or at any time within 24 months following) a change in control and the termination is for any reason other than for “cause,” the severance payment is structured as a lump sum payment that is equal to twice the highest annual salary that the executive had in effect prior to the date of termination less any compensation paid to the executive for service after the change in control, although such reduction cannot reduce the amount of the severance payment below an amount equal to the highest annual salary that the executive had in effect prior to the date of termination. These arrangements, including the quantification of the payment and benefits provided under these arrangements, are described in more detail elsewhere in this proxy statement under the heading “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

The severance agreements with our named executive officers provide for these severance and change in control arrangements. Our policy is to execute a severance agreement with each of our executive officers when they become executive officers. There have been no changes to the economic terms of the Change in Control Severance Agreements since they were first adopted in 2000. We believe that the severance and change in control protections provided in the agreements are relevant and an important part of our executive compensation program. We believe such protections continue to provide important retention value, especially during critical time periods. We also believe similar protections are typically provided by other companies, including companies with which we compete for executive talent, and thus believe we must continue to offer such protections in order to be competitive. All cash severance payments are conditioned upon the executive signing a general release of all claims against us.

We believe the change in control provisions in our stock incentive and option plans and the agreements evidencing stock options under such plans and the severance agreements are particularly important. Pursuant to these provisions, all stock options held by our named executive officers (as well as all other optionees) become immediately vested and exercisable upon the completion of a change in control of our company. Thus, the immediate vesting of stock options is triggered by the change in control and thus is known as a “single trigger” change in control arrangement. While “single trigger” change in control arrangements are often criticized as creating a “windfall” for optionees, we, nonetheless, believe such arrangements are appropriate since they provide important retention value during what can often be an uncertain time for employees and provide executives additional monetary motivation to complete a transaction that our Board believes is in the best interests of our shareholders. If an executive were to leave prior to the completion of the change in control, unvested stock options held by the executive would terminate.

In order for our named executive officers to receive any other payment or benefit as a result of a change in control of our company, however, there must be a termination event, such as a termination of the executive’s employment by us without cause or a termination of the executive’s employment by the executive for good reason, either in connection with the change in control or within 24 months of the change in control. The termination of the executive’s employment by the executive without good reason will not give rise to any additional payments or benefits either in a change in control situation or otherwise. Thus, these additional payments and benefits will not just be triggered by a change in control, but will also require a termination event not within the control of the executive, and thus are known as “double trigger” change in control arrangements. We believe these “double trigger” change in control arrangements are also important since they too provide important retention value and because they are not “single trigger” arrangements, they prevent the executive from receiving what could be considered by some shareholders as too significant a windfall upon a change in control.

We believe our change in control arrangements mitigate some of the risk that exists for executives working in a small profitable publicly held company where there is a meaningful likelihood that the company may be acquired in the future. These arrangements are also intended to attract and retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements, and mitigate a potential disincentive to consideration and execution of such an acquisition, particularly where the services of these executive officers may not be required by the acquirer.

We believe our change in control and severance arrangements are an important part of our compensation program due to the important retention and motivational value. We also believe the change in control provision in our stock incentive and option plans and the agreements evidencing stock options under such plans and the severance agreements are consistent with the design provisions and benefit levels of other companies disclosing such protections, as provided in public Securities and Exchange Commission filings and as periodically published in various surveys and research reports.

Accounting and Tax Considerations

We account for equity compensation paid to our employees under the rules of FASB ASC Topic 718, which requires us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

We structure cash base salary and annual incentive compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. In addition, with respect to equity compensation awards, all of our executives have received equity compensation awards in the form of incentive stock options, which would entitle us to a tax deduction if there was a disqualifying disposition by the executive. However, some of the incentive stock options that have been granted have exceeded the $100,000 per year limitation (with respect to exercisability) set forth in Section 422 of the Internal Revenue Code. Accordingly, the incentive stock options granted in excess of this $100,000 per year limitation will be treated as non-qualified stock options for tax purposes. We will, therefore, be entitled to a tax deduction in the year in which the non-qualified stock option is exercised in an amount equal to the amount by which the fair market value of the shares underlying the non-qualified stock options on the date of exercise exceeds the option exercise price.

Section 162(m) of the Internal Revenue Code requires that we meet specific criteria, including shareholder approval of certain stock and incentive plans, in order to deduct, for federal income tax purposes, compensation over $1 million per individual paid to our named executive officers. Since none of our named executive officers received compensation over $1 million during 2014, we were not affected by the limitations of Section 162(m) of the Internal Revenue Code.

EXECUTIVE COMPENSATION

Compensation Committee Report

This report is furnished by the Compensation Committee of the Board of Directors with respect to the “Compensation Discussion and Analysis” section of this proxy statement.

The primary purpose of the Compensation Committee is to assist the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers. In performing its oversight role, the Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with our management.

Based on the review and discussions of the Compensation Committee described above, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee Tom C. Thomas, Chairman Robert F. Gallagher Kathleen P. Iverson

The foregoing Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee in 2014 were Ms. Iverson (who joined the committee when she jointed our Board of Directors in July) and Messrs. Gallagher and Thomas, with Mr. Thomas acting as the Chairman. None of the individuals who served on the Compensation Committee during 2014 or currently serve on the Compensation Committee is or has been an officer or employee of our company or any of our subsidiaries or has had any relationship requiring disclosure by us under Item 404 of SEC Regulation S-K. Although Mr. Demorest is not a member of the Compensation Committee, he periodically attends the meetings for the purpose of providing continuity and detailed information about employees and compensation plans. Mr. Demorest does not participate in any option grant or incentive award decision relating to executive officers or any decision of the Compensation Committee that might affect him personally. During 2014, none of our executive officers served on the Compensation Committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or our Board of Directors.

Summary of Cash and Other Compensation

The following table provides summary information concerning all compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer, our former principal financial officer, our principal operating officer and our principal technology officer. We refer to these individuals in this proxy statement as our “named executive officers.”

Summary Compensation Table - 2014

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation (3)	Total
Robert L. Demorest	2014	$366,293	$-	$81,105	$203,986	$47,912	$712,296
Chairman of the Board,					13,000
President and	2013	348,850	-	87,800	132,563	15,122	597,335
Chief Executive Officer					13,000
	2012	310,503	-	57,850	129,790	14,727	525,870
					13,000
Donald N. DeMorett	2014	247,500	-	54,070	116,378	18,659	436,607
Chief Operating Officer					10,000
	2013	217,356	-	88,400	69,431	12,462	397,649
					10,000
Elissa Lindsoe (4)	2014	57,384	10,000	75,525	30,000	5,764	178,673
Vice President, Chief Financial Officer, Treasurer and Secretary					-

Daniel W. Mayer	2014	253,586	-	54,070	108,656	44,653	460,965
Executive Vice President and					10,000
Chief Technology Officer	2013	246,200	-	43,900	71,890	18,873	390,863
					10,000
	2012	234,476	-	44,500	75,501	19,111	383,588
					10,000
Darrell B. Lee (5)	2014	178,875	-	-	-	138,198	317,073
Former Vice President,	2013	202,500	-	43,900	47,385	29,099	332,884
Chief Financial Officer,					10,000
Treasurer and Secretary	2012	183,674	-	44,500	47,204	10,497	295,875
					10,000

(1)

Reflects the aggregate grant date fair value of options awarded to each named executive officer for the fiscal years ended December 31, 2014, 2013 and 2012 calculated in accordance with FASB ASC Topic 718. We refer you to Note 9 to our consolidated financial statements for the fiscal year ended December 31, 2014 for a discussion of the assumptions made in calculating the grant date fair value in accordance with FASB ASC Topic 718. None of the option awards are subject to performance conditions. The option award for 2013 was made on January 2, 2014.

(2)

The first number in this column for each executive reflects amounts earned under the MOCON, Inc. Incentive Pay Plan and the second number is the maximum amount earned under special performance related bonus arrangements. Although earned in 2014, both of these amounts were or will be paid to the executive in 2015. For more information regarding the material terms of the MOCON, Inc. Incentive Pay Plan and the special performance related bonus arrangements, see “Grants of Plan-Based Awards—MOCON, Inc. Incentive Pay Plan” and “Grants of Plan-Based Awards—Special Performance Related Arrangements” and included elsewhere in this proxy statement.

(3)	The amounts shown in this column include the following with respect to each named executive officer for 2014:

Name	401(k) Match	Life Insurance Premiums	Personal Use of Auto	Auto Allowance	Tax Gross-ups(6)	Severance(5)
Robert L. Demorest	$7,627	$155	$28,885	$-	$11,245	$-
Donald N. DeMorett	6,328	290	12,041	-	-	-
Elissa Lindsoe	-	24	-	5,740	-	-
Daniel W. Mayer	7,414	290	30,950	-	5,999	-
Darrell B. Lee	6,617	129	24,127	-	-	107,325

(4)	Ms. Lindsoe was hired as MOCON’s Chief Financial Officer effective October 6, 2014 and received a onetime start bonus of $10,000 when she commenced employment.

(5)	Mr. Lee resigned as MOCON’s Chief Financial Officer effective October 5, 2014 and retired from MOCON effective October 31, 2014. Mr. Lee earned severance payment of $107,325 upon retirement.

(6)	Tax gross-ups relate to personal use of auto and special performance related bonus arrangement

Employment Agreements. All of our employees, including our named executive officers other than Mr. Lee, are employed at will and do not have employment agreements that guarantee them any particular base salary, annual incentive cash compensation or any other compensation or benefits. We have, however, entered into written severance agreements with our named executive officers, which agreements are described in more detail under the heading “Potential Payments Upon Termination or Change in Control” contained elsewhere in this proxy statement.

MOCON Inc. Savings and Retirement Plan. The MOCON, Inc. Savings and Retirement Plan is a tax qualified plan under IRC Section 401(k). Under the MOCON, Inc. Savings and Retirement Plan, all eligible participants, including our named executive officers, may voluntarily request that we reduce his or her pre-tax compensation by an amount up to the limits set by federal regulations. All such contributions are contributed to a trust. We contributed an amount equal to 50 percent of the first 6 percent of the amount that each participant contributed under this plan during 2014.

Total Compensation Mix. The average base salary of the named executive officers ranged from 51 percent to 57 percent of the total compensation of each (other than Ms. Lindsoe due to her commencing employment with us late in 2014), while incentive compensation (consisting of amounts paid under the MOCON Incentive Pay Plan, the special performance plan and the fair value of options granted) accounted for approximately 38 percent to 65 percent of the total compensation of the current named executive officers.

Grants of Plan-Based Awards

The following table provides information concerning grants of plan-based awards to each of our named executive officers for the year ended December 31, 2014. As noted elsewhere in this proxy statement, the awards for 2014 were made on December 22, 2014. We anticipate that future awards will continue to be made in near the end of December each year consistent with past practice if shareholders approve the MOCON, Inc. 2015 Equity Incentive Plan (see Proposal Four – Approval of MOCON, Inc. 2015 Equity Incentive Plan below).

GRANTS OF PLAN-BASED AWARDS - 2014

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Option Awards:	Exercise or Base	Grant
Name	Grant Date	Target ($)	Maximum ($)	Number of Securities Underlying Options(#)(2)	Price of Option Awards ($/Sh)(3)	Date Fair Value of Option Awards(4)
Robert L. Demorest	12/22/14	—	—	15,000(5)	$17.40	$81,105
		$250,250(6)	$375,375(6)	—	—	—
		20,000(7)	—	—	—	—

Donald N. DeMorett	12/22/14	—	—	10,000(5)	17.40	54,070
		143,000(6)	214,500(6)	—	—	—
		15,000(7)	—	—	—	—

Elissa Lindsoe	10/7/14	—	—	5,000(8)	14.95	21,455
	12/22/14	—	—	10,000(5)	17.40	54,070
		120,000(6)	180,000(6)	—	—	—
		15,000(7)	—	—	—	—

Daniel W. Mayer	12/22/14	—	—	10,000(5)	17.40	54,070
		126,793(6)	190,190(6)	—	—	—
		15,000(7)	—	—	—	—

Darrell B. Lee		—	—	—	—	—
		—	—	—	—	—

(1)	Represents estimated future payouts under the MOCON, Inc. Incentive Pay Plan and special performance related bonus arrangements.

(2)	Represents options granted under the MOCON, Inc. 2006 Stock Incentive Plan.

(3)

Per share exercise price of option is equal to the closing price of our common stock on the date of grant, as reported by the Nasdaq Global Market System, in accordance with the terms of the MOCON, Inc. 2006 Stock Incentive Plan.

(4)

We refer you to Note 9 to our consolidated financial statements for the fiscal year ended December 31, 2014 for a discussion of the assumptions made in calculating the grant date fair value of option awards.

(5)	This option vests over a one-year period, with one-fourth of the underlying shares vesting on March 31, June 30, September 30 and December 31, 2015.

(6)	Represents estimated future payouts under the MOCON, Inc. Incentive Pay Plan. The target is a defined percentage of the executive’s salary, and the maximum is 150 percent of the target amount.

(7)	Represents maximum payout under special performance related bonus arrangements. The payment is made in cash toward an all-expense paid vacation for two, subject to a maximum equal to the figure shown.

(8)	This option vested on December 31, 2014.

MOCON, Inc. 2006 Stock Incentive Plan.   Under the terms of the MOCON, Inc. 2006 Stock Incentive Plan, our named executive officers, in addition to other employees and individuals, are eligible to receive equity compensation awards, such as stock options, stock appreciation rights, restricted stock awards, stock bonuses and performance awards. Only incentive and non-statutory stock options have been granted under the plan. The plan contains both an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits. Incentive stock options must be granted with a per share exercise price equal to at least the fair market value of a share of our common stock on the date of grant. For purposes of the 2006 plan, the fair market value of our common stock was the mean between the reported high and low sale price of our common stock, as reported by the Nasdaq Global Market System, and has been changed to the closing sales price as reported on Nasdaq. We generally set the per share exercise price of all stock options granted under the plan at an amount equal to the fair market value of a share of our common stock on the date of grant.

Except in connection with certain specified changes in our corporate structure or shares, the Compensation Committee may not, without prior approval of our shareholders, seek to effect any re-pricing of any previously granted, “underwater” option by amending or modifying the terms of the underwater option to lower the exercise price, cancelling the underwater option and granting replacement options having a lower exercise price, or other incentive award in exchange, or repurchasing the underwater options and granting new incentive awards under the plan. For purposes of the plan, an option is deemed to be “underwater” at any time when the fair market value of our common stock is less than the exercise price.

Options will become exercisable at such times and in such installments as may be determined by the Compensation Committee, provided that options may not be exercisable after seven years from their date of grant. We generally provide for the vesting of stock options in equal annual installments over a four-year period commencing on the one-year anniversary of the date of grant or over a one-year period with one-fourth of the underlying shares vesting at the end of each three month period following the grant date.

Optionees may pay the exercise price of stock options in cash, except that the Compensation Committee may allow payment to be made (in whole or in part) by (1) using a broker-assisted cashless exercise procedure pursuant to which the optionee, upon exercise of an option, irrevocably instructs a broker or dealer to sell a sufficient number of shares of our common stock or loan a sufficient amount of money to pay all or a portion of the exercise price of the option and/or any related withholding tax obligations and remit such sums to us and directs us to deliver the shares to be issued upon such exercise directly to such broker or dealer; or (2) using a cashless exercise procedure pursuant to which the optionee surrenders to us shares of our common stock either underlying the option or that are otherwise held by the optionee.

Under the terms of the plan, unless otherwise provided in a separate agreement, if a named executive officer’s employment or service with our company terminates for any reason, the unvested portion of the option will immediately terminate and the executive’s right to exercise the then vested portion of the option will:

●	immediately terminate if the executive’s employment or service relationship with our company terminated for “cause”;

●	continue for a period of 12 months if the executive’s employment or service relationship with our company terminates as a result of the executive’s death, disability or retirement; or

●	continue for a period of three months if the executive’s employment or service relationship with our company terminates for any reason, other than for cause or upon death, disability or retirement.

As set forth in the plan, the term “cause” is as defined in any employment or other agreement or policy applicable to the named executive officer or, if no such agreement or policy exists, means (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to us or any subsidiary, (ii) any unlawful or criminal activity of a serious nature, (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the overall duties, or (iv) any material breach of any employment, service, confidentiality, non-compete or non-solicitation agreement entered into with us or any subsidiary.

As described in more detail under the heading “Change in Control and Post-Termination Severance Arrangements” if there is a change in control of our company, then, under the terms of agreements evidencing options granted to our named executive officers and other employees under the plan, all outstanding options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the executive to whom such options have been granted remains in the employ or service of us or any of our subsidiaries.

If shareholders approve the MOCON, Inc. 2015 Equity Incentive Plan, future equity awards will be issued under that plan, which is similar to the MOCON, Inc. 2006 Stock Incentive Plan. See “Proposal Four – MOCON, Inc. 2015 Equity Incentive Plan” below.

MOCON, Inc. 1998 Stock Option Plan.   Prior to the effectiveness of the MOCON, Inc. 2006 Stock Incentive Plan on May 16, 2006, the date our shareholders approved the plan, we granted options to purchase shares of our common stock under the terms of the MOCON, Inc. 1998 Stock Option Plan. The terms of the 1998 plan are similar to the terms of the MOCON, Inc. 2006 Stock Incentive Plan described above.

MOCON, Inc. Incentive Pay Plan. We maintain the MOCON, Inc. Incentive Pay Plan to directly link our annual financial results with our executives’ overall compensation. For 2014, the target for each of Messrs. Demorest, DeMorett, Lee, and Mayer was a specified amount of our annual net income before income taxes and incentives.

At the end of each calendar year, the Compensation Committee establishes goal amounts for our named executive officers and determines the percentage of salary at goal for each executive for the following year. The 2014 percentages of salary at goal, which were set by the Compensation Committee on January 2, 2014, ranged from 40 percent to 65 percent of 2014 base salary earned, at goal, with the actual incentive paid based on the percentage of goal achieved, up to a maximum of 150 percent. The base bonus amount for Mr. Demorest was set at 65 percent of his base salary for 2014 and is currently set at 65 percent of his base salary for 2015. The base bonus amounts for our other named executive officers ranged from 40 percent to 55 percent of their base salary for 2014 and range from 50 percent to 55 percent for 2015.

Bonuses for 2014 are paid if we achieved our profit goals, which are set by the Board of Directors at the end of the prior year. To the extent that our profits are less than or greater than established goals, the actual bonus amounts paid are proportionally reduced or increased but may not exceed 150 percent of the base bonus amount.

The payouts actually earned by each of Messrs. Demorest, DeMorett, and Mayer for 2014 under the Incentive Pay Plan were $203,986, $116,378 and $108,656, respectively. Ms. Lindsoe received a $30,000 payment under the Incentive Pay Plan for 2014 in accordance with the terms of her offer letter.

Effective for 2015, the Compensation Committee amended the Incentive Pay Plan to have three components.

These three components, as well as the weighting of each component for 2015 for MOCON’s executive officers, are as follows:

●	Operating Income (50 percent)

●	Revenue Growth (25 percent)

●	Specified objectives (25 percent)

On December 22, 2014, the Compensation Committee set the goal amounts for the revenue growth components of the Incentive Pay Plan. The operating income and specified objective components for executive officers were determined by the Compensation Committee in early 2015. Although the goals for operating income and revenue growth are confidential, the 2015 aggregate percentages of salary at target (with target for the specified objectives component being achievement of all of the objectives) for the components range from 50 percent to 65 percent of 2015 base salary earned. The actual incentive paid will be based on the percentage of the goal achieved for each component, up to a maximum of one hundred seventy percent for the operating income and revenue growth components and one hundred percent for the specific objective component. For more information on this bonus arrangement, see the discussion under “Compensation Discussion and Analysis – Annual Incentive Compensation” above.

Special Performance Related Bonus Arrangements. We offer each of our named executive officers the opportunity to earn a special performance related bonus each year by successfully attaining a non-financial goal that is set each year by the Compensation Committee. The Compensation Committee has the sole discretion in determining each year whether or not the goal has been achieved. The Compensation Committee, with substantial input from our Board, sets one or more non-financial objectives that are important to the long-term success of our company, but that may or may not have a significant short-term financial impact. For more information on this bonus arrangement, see the discussion under “Compensation Discussion and Analysis – Annual Incentive Compensation” above.

Other Information Regarding Plan-Based Awards. Under severance agreements we have entered into with our named executive officers, upon the occurrence of a change in control, all stock options then held by the officer pursuant to our stock incentive plans would be accelerated and all such options would become fully vested and immediately exercisable as described in more detail under the heading “—Change in Control and Post-Termination Severance Arrangements.”

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding unexercised stock options for each of our named executive officers that remained outstanding at December 31, 2014. We did not have any stock awards outstanding at December 31, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END - 2014

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Robert L. Demorest.	10,000	-		8.905	12/28/2015
	10,000	-		8.575	12/30/2015
	10,000	-		9.21	12/30/2016
	13,000	-		12.96	12/30/2017
	13,000	-		16.00	12/29/2018
	13,000	-		14.40	12/30/2019
	20,000	-		15.86	12/30/2020
	-	15,000	(1)	17.40	12/21/2021
Donald N. DeMorett	2,000	-		8.575	12/30/2015
	2,000	-		9.21	12/30/2016
	2,500	-		12.96	12/30/2017
	2,500	-		16.00	12/29/2018
	10,000	-		14.16	01/13/2020
	10,000	-		15.86	12/30/2020
	-	10,000	(1)	17.40	12/21/2021
Elissa Lindsoe	5,000	-		14.95	10/6/2021
	-	10,000	(1)	17.40	12/21/2021
Daniel W. Mayer	5,000	-		8.905	12/27/2015
	7,500	-		8.575	12/30/2015
	7,500	-		9.21	12/30/2016
	10,000	-		12.96	12/30/2017
	10,000	-		16.00	12/29/2018
	10,000	-		14.40	12/30/2019
	10,000	-		15.86	12/30/2020
	-	10,000	(1)	17.40	12/21/2021
Darrell B. Lee (2)	-	-		-	-
	-	-		-	-
	-	-		-	-

(1)     This option vests over a one-year period, with one-fourth of the underlying shares vesting on each of March 31, June 30, September 30 and December 31, 2015.

(2)     All options held by Mr. Lee expired, to the extent not exercised three months after his employment with us terminated.

Options Exercised During Fiscal Year

The following table provides information regarding the exercise of stock options during the year ended December 31, 2014 for each of our named executive officers on an aggregated basis. We do not have any outstanding stock awards and thus did not have any stock awards vest during the year ended December 31, 2014.

OPTIONS EXERCISED AND STOCK VESTED - 2014

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)

Robert L. Demorest	20,000	115,950
Donald N. DeMorett	7,500	50,400
Elissa Lindsoe	-	-
Daniel W. Mayer	12,500	78,250
Darrell B. Lee	25,000	66,675

(1)

The aggregate dollar value realized upon exercise is the difference between the market price of the underlying shares of our common stock on the date of exercise, based on the closing sale price of our common stock on the date of exercise, and the exercise price of the options.

Potential Payments Upon Termination or Change in Control

Severance Agreements. We have in place a severance agreement with each of our named executive officers. These severance agreements have no stated expiration dates and unless modified by the parties to such agreements will remain in place until the executives are no longer employed by us and all benefits payable under the agreements have been paid.

The severance agreements provide for the payment to the executive of a lump sum amount upon the occurrence of the following termination events involving the executive, in each case conditioned upon the executive signing a general release of any and all claims he may have against us:

●

We terminate the executive’s employment for any reason other than for “cause,” in which case the executive is entitled to a lump sum payment equal to the highest annual salary that the executive had in effect prior to the date of termination; or

●

In connection with, or at any time within 24 months following, a “change in control” of our company, either we (or any successor organization to us) terminate the executive’s employment for any reason other than for “cause” or the executive voluntarily terminates his employment for “good reason,” in which case the executive is entitled to a lump sum payment equal to twice the highest annual salary that the executive had in effect prior to the date of termination less any compensation paid to the executive for service after the change in control, although such reduction cannot reduce the amount of the severance payment below an amount equal to the highest annual salary that the executive had in effect prior to the date of termination.

In addition to the severance payment described above, and regardless of whether the executive remains employed by us or not, if a “change in control” of our company occurs, any unvested stock options then held by the executive will vest in full.

A “change in control” is generally defined as the occurrence of any of the following events:

●

a merger or consolidation involving our company if less than 50 percent of the voting stock of the surviving company after the business combination is held by persons who were shareholders of our company before the merger or consolidation;

●

a merger or consolidation involving our company if more than 50 percent, but less than 75 percent, of the voting stock of the surviving company after the business combination is held by persons who were shareholders of our company before the merger or consolidation unless our Board of Directors approves in advance the merger or consolidation;

●

ownership by a person or group acting in concert of (i) at least 25 percent, but not 50 percent or more, of our voting securities unless our Board of Directors approves in advance the transaction that results in such ownership or (ii) at least 50 percent or more of our voting securities, regardless of any approval of our Board of Directors;

●	a sale, lease or transfer of substantially all of our assets to a person or entity not controlled by us;

●	approval by our shareholders of a plan for the liquidation of our company;

●	specified changes in the composition of our Board of Directors; or

●	any other change in control transaction that would be required to be reported in a filing with the SEC.

For purposes of the severance agreements, “cause” means:

●

the executive’s total disability which results in the executive’s inability to perform the essential functions of the executive’s position, with or without reasonable accommodation, provided the executive has exhausted his entitlement to any applicable leave, if he desires to take and satisfies all eligibility requirements for such leave;

●

the continued failure by the executive to substantially perform his duties after a demand for substantial performance is made that identifies the manner in which we believe that the executive has not substantially performed his duties, and the executive has failed to resume substantial performance within 30 days; or

●	the executive’s conviction, or the entry of a pleading of guilty or nolo contendere by the executive, of any crime involving theft, embezzlement, fraud, or other dishonesty, or any felony; or

●	the willful engaging by the executive in conduct that is demonstrably and materially injurious to our company.

An executive is entitled to terminate his employment for “good reason” if any of the following occurs within 24 months following a change in control of our company:

●

a substantial adverse change in the nature or scope of the executive’s duties, powers, responsibilities, authorities or title from his duties, powers, responsibilities, authorities or title immediately prior to the change in control;

●	a reduction in the executive’s annual base salary or target level of incentive compensation in effect immediately prior to the change in control;

●	the executive is required to be based at a location that is more than 50 miles from the executive’s principal office immediately prior to the change in control; or

●	any successor company following the change in control refuses to assume and be responsible for our obligations under the agreement.

Change in Control Arrangements under Our Equity-Based Compensation Plans. The stock options held by our named executive officers were granted under either our current MOCON, Inc. 2006 Stock Incentive Plan or the MOCON, Inc. 1998 Stock Option Plan. Under the terms of these plans and agreements evidencing stock options granted under these plans, stock options become fully vested or exercisable following a “change in control” of our company, which is defined under the plans as:

●	the sale, lease, exchange or other transfer of all or substantially all of the assets of our company to a corporation that is not controlled by us;

●	the approval by our shareholders of any plan or proposal for the liquidation or dissolution of our company;

●	certain merger or business combination transactions;

●	more than 50 percent of our outstanding voting shares are acquired by any person or group of persons who did not own any shares of common stock on the effective date of the plan; and

●	certain changes in the composition of the Board of Directors.

The 2015 MOCON, Inc. Equity Incentive Plan contains the same definition of “change in control.”

Effect of Section 280G of the Internal Revenue Code of 1986. In any event, if any payments to a named executive officer under the severance agreements or otherwise are considered contingent upon a “change in control” for purposes of Section 280G of the Internal Revenue Code of 1986, as amended, and would therefore constitute a “parachute payment” under the Code, then such payments would be reduced to the largest amount as will result in no portion of such payments being subject to the tax imposed by Section 4999 of the Internal Revenue Code.

Potential Payments to Named Executive Officers. The following table describes the potential payments to each of our named executive officers in the event of a change in control of our company on December 31, 2014 (other than Mr. Lee who was no longer employed with the Company on December 31) or a termination of the executive’s employment with us on December 31, 2014 either in connection with or within 24 months following a change in control of our company or not in connection with a change in control:

Name	Executive Benefits and Payments	Occurrence of Change in Control	Involuntary Not-for- Cause Termination Not in Connection with a Change in Control	Involuntary Not-for-Cause or Good Reason Termination in Connection with or Within 24 Months Following Change in Control

Robert L. Demorest	Base Salary(1)	$—	$366,293	$732,586
	Unvested and Accelerated Stock Options(2)	7,350	—	7,350
	Total:	7,350	366,293	739,936

Donald N. DeMorett	Base Salary(1)	—	247,500	495,000
	Unvested and Accelerated Stock Options(2)	4,900	—	4,900
	Total:	4,900	247,500	499,900

Elissa Lindsoe	Base Salary(1)	—	240,000	480,000
	Unvested and Accelerated Stock Options(2)	4,900	—	4,900
	Total:	4,900	240,000	484,900

Daniel W. Mayer	Base Salary(1)	—	253,586	507,172
	Unvested and Accelerated Stock Options(2)	4,900	—	4,900
	Total:	4,900	253,586	512,072

(1)

The base salary payment for each of the executives would be payable in one lump sum as soon as administratively practicable following the termination and conditioned upon the executive signing a general release of claims against us.

(2)

Unvested stock options become fully vested and immediately exercisable upon a change in control. The value of this automatic vesting is based on the excess, if any, of (i) the closing sale price of our common stock on December 31, 2014 ($17.89), which was the last trading day of 2014 over (ii) the exercise price of the options, multiplied by the number of shares of common stock underlying the option that was unvested as of December 31, 2014.

Risk Assessment of Compensation Policies, Practices and Programs

During 2014, the Company conducted a risk assessment of the Company’s compensation policies and practices and concluded that they do not motivate imprudent or excessive risk taking.  In this regard, the Company notes that:

●	the Company does not offer disproportionately large short-term incentives that might incent management to make high-risk/high-reward short term investments at the expense of long-term Company value;

●	the Company’s compensation programs include significant long-term incentives that reward sustainable performance; and

●	the Company’s compensation awards are set at reasonable and sustainable levels, as determined by a review of the Company’s economic position, prospects and performance

The Company’s compensation policies and practices were evaluated to ensure that they do not foster risk taking above prudent levels of risk associated with the Company’s business model.  For this purpose, the Company and the Compensation Committee considered the Company’s growth and return performance, volatility and leverage and the time horizon of the Company’s investments; and compared them to, among other things, the performance metrics and time horizon of the Company’s compensation policies and practices.  Based on this assessment, the Company concluded that it has a balanced pay and performance program that does not promote excessive risk taking.

RELATED PARTY RELATIONSHIPS AND TRANSACTIONS

___________________

Director and Executive Officer Compensation

Please see “Director Compensation” and “Executive Compensation” for information regarding the compensation of our directors and executive officers and for information regarding agreements we have entered into with our directors and executive officers.

Policies and Procedures Regarding Related Party Transactions

Our Board of Directors has delegated to the Audit Committee, pursuant to the terms of a written policy, the authority to review, approve and ratify related party transactions. If it is not feasible for the Audit Committee to take an action with respect to a proposed related party transaction, our Board or another committee of our Board, may approve or ratify it. No member of our Board or any Board committee may participate in any review, consideration or approval of any related party transaction with respect to which such member or any of his or her immediate family members is the related party.

Our policy defines a “related party transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved will or may be expected to exceed $120,000 in any calendar year, and in which any related party had, has or will have a direct or indirect interest.

Prior to entering into or amending any related party transaction, the party involved must provide notice to our Finance Department of the facts and circumstances of the proposed transaction, including:

●	the related party’s relationship to us and his or her interest in the transaction;

●

the material facts of the proposed related party transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved;

●	the purpose and benefits of the proposed related party transaction with respect to us;

●	if applicable, the availability of other sources of comparable products or services; and

●	an assessment of whether the proposed related party transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

If the Finance Department, with the assistance of our legal counsel, determines the proposed transaction is a related party transaction, the proposed transaction will be submitted to the Audit Committee for consideration. In determining whether to approve a proposed related party transaction, the Audit Committee will consider, among other things, the following:

●	the purpose of the transaction;

●	the benefits of the transaction to us;

●

the impact on a director’s independence in the event the related party is a non-employee director, an immediate family member of a non-employee director or an entity in which a non-employee director is a partner, shareholder or executive officer;

●	the availability of other sources for comparable products or services;

●	the terms of the transaction; and

●	the terms available to unrelated third parties or to employees generally.

We also produce quarterly reports of any amounts paid or payable to, or received or receivable from, any related party. These reports allow us to identify any related party transactions that were not previously approved or ratified. In that event, the transaction will be promptly submitted to the Audit Committee for consideration of all the relevant facts and circumstances, including those considered when a transaction is submitted for pre-approval. Under our policy, certain related party transactions as defined under our policy will be deemed to be pre-approved by the Audit Committee and will not be subject to these procedures.

PROPOSAL TWO – ADVISORY VOTE ON EXECUTIVE COMPENSATION

___________________

Background

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the Board of Directors is providing our shareholders with an advisory vote on executive compensation. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K. At our 2014 Annual Meeting of Shareholders held on May 22, 2014, over 77 percent of the votes cast by our shareholders were in favor of the say-on-pay vote. Our Board generally believes that such results affirmed shareholder support of our approach to executive compensation.

Reasons Why You Should Vote FOR Our Say-on-Pay Vote

As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 20 of this Proxy Statement, our executive compensation programs are designed to:

●	attract and retain executives important to the success of our company and the creation of value for our shareholders;

●	motivate our executives to achieve our desired financial, earnings and other corporate goals and create shareholder value; and

●

reward our executives for the achievement of our desired financial, earnings and other corporate goals, the creation of shareholder value in the short and long term and their contributions, in general, to the success of our company.

We urge shareholders to carefully consider the Compensation Discussion and Analysis and the accompanying tables, which provide detailed information regarding key elements of our executive compensation program and our compensation philosophy and objectives. Highlights of our executive officer compensation programs and policies are as follows:

●

We closely monitor the compensation policies and practices of other companies that are engaged in the manufacturing of scientific and technical instruments, particularly focusing on companies that have a market capitalization, revenues and net income similar to ours, with the objective of providing our total compensation to be within the range of the aggregate compensation paid by these companies, which we believe is fair to our executives and our shareholders.

●

To motivate our executives to align their interests with those of our shareholders, we provide annual cash incentives which are designed to reward our executives for the attainment of annual corporate goals and financial results and special performance related bonus arrangements which are based on meeting objectives which may not have a short-term financial impact but are important to the long-term success of our company.

●	We provide our executives stock options that link our executives’ long-term compensation with the long-term price performance of our common stock, and provide a substantial retention incentive.

●	We provide our executives with only modest change in control and severance benefits and do not provide for any additional excise tax gross-up payments.

●	We do not provide our executives with pension arrangements, post-retirement health coverage, nonqualified defined contribution or other deferred compensation.

We are requesting shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement. This “say-on-pay” vote gives our shareholders the opportunity to express their views on our executive compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Proposed Resolution

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of MOCON, Inc. approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise. The Compensation Committee and Board of Directors will take into account the outcome of the vote when considering future executive compensation decisions.

Board Recommendation

The Board of Directors recommends that shareholders vote “For” approval of the foregoing resolution in favor of the company’s executive compensation program.

Vote Required

No particular vote is required to approve or disapprove this matter. The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy on this matter at the Annual Meeting will be considered the preference of the company’s shareholders. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted “For” approval of the foregoing resolution.

PROPOSAL THREE – APPROVAL OF MOCON, INC.

2015 employee stock purchase plan

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Introduction

On March 4, 2015, the Board of Directors, upon recommendation of the Compensation Committee, approved the MOCON, Inc. 2015 Employee Stock Purchase Plan (referred to in this section as the “Purchase Plan”), subject to approval by our shareholders at the Annual Meeting. If this proposal is approved, 50,000 shares of common stock will be available for future sale under the Purchase Plan.

Summary of the Purchase Plan

The purpose of the Purchase Plan is to advance the interests of the company and its shareholders by providing employees of the company and its subsidiaries with an opportunity to acquire an ownership interest in the company through the purchase of shares of common stock of the company through payroll deductions. The following summarizes the major features of the Purchase Plan. The summary is qualified in its entirety by reference to the full text of the Purchase Plan. A copy of the Purchase Plan is available on our website at www.mocon.com and at the SEC’s website at www.sec.gov, where it is an appendix to the electronic version of this proxy statement. We will provide shareholders with a copy of the Purchase Plan without charge by contacting Elissa Lindsoe at (763) 493-6370 or elissa.lindsoe@mocon.com. You can also receive a copy by sending a request by regular mail to MOCON, Inc., 7500 Mendelssohn Avenue North, Minneapolis, Minnesota 55428.

General. The Purchase Plan provides for the purchase of the company’s common stock by eligible employees of the company and its subsidiaries through payroll deductions. Under the Purchase Plan, the company conducts a series of continuous offerings of its common stock, each continuing for a period (not to exceed 27 months) as is determined by the committee of the Board of Directors that administers the Purchase Plan. We currently expect that the offerings will be for six months, each beginning on January 1 and July 1 of each year with the first offering period beginning July 1, 2015. The beginning of each offering period is referred to as an “Offering Date”. On each Offering Date, each eligible participating employee in the Purchase Plan will be granted, by operation of the Purchase Plan, an option to purchase as many full shares of common stock as can be purchased with payroll deductions authorized by the participant and credited to the participant’s account during that offering at a price per share equal to 85 percent of the value of a share of a common stock at the beginning or end of the offering period (whichever is less).

Any employee, including any officer, employed by the company or any subsidiary on an Offering Date and whose customary employment is for more than 20 hours per week will be eligible to participate in that upcoming offering. The maximum number of shares reserved for sale under the Purchase Plan is 50,000 shares of common stock.

The number and type of shares of common stock subject to outstanding options and the exercise price of outstanding options will be appropriately adjusted in the event such options are exercised after any stock split, reverse stock split, stock dividend, combination or reclassification of common stock or the like. If the total number of shares that would otherwise be subject to options granted on an exercise date exceeds the number of shares then available under the Purchase Plan (after deduction of all shares for which options have been exercised or are then outstanding), the company will make a pro rata allocation of the shares of common stock available for issuance on such exercise date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase common stock on such exercise date, and unless additional shares are authorized for issuance under the Purchase Plan, no further offerings shall take place and the Purchase Plan shall terminate. If an offering is so terminated, then the balance of the amount credited to the participant’s plan account which has not been applied to the purchase of shares of common stock shall be paid to such participant in one lump sum in a subsequent payroll check as soon as practicable after such exercise date, without any interest thereon.

The Purchase Plan will be administered by a committee of the Board of Directors consisting of not less than two members of the Board who are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act. The committee will have the authority to make, administer and interpret such rules and regulations as it deems necessary to administer the Purchase Plan. The Purchase Plan is currently anticipated to be administered by the Compensation Committee of the Board of Directors.

Participation and Deductions. An eligible employee may become a participant in the Purchase Plan by completing a delivering to the company a payroll deduction authorization no later than the tenth calendar day prior to the applicable enrollment date. Payroll deductions with respect to an offering (i) shall be equal to at least one percent (1 percent) of the participant’s compensation as of each payday during the applicable offering period, but not more than twenty percent (20 percent) of the participant’s compensation as of each payday during the applicable offering period and (ii) may be expressed either as (A) a whole number percentage or (B) a fixed dollar amount. Amounts deducted from a participant’s compensation with respect to an offering period shall be deducted each payday through payroll deduction and credited to the participant’s plan account. An otherwise eligible employee will not be granted an option under the Purchase Plan if: (i) immediately after the grant, the participant would own shares of common stock and/or hold outstanding options to purchase shares of common stock possessing 5 percent or more of the total combined voting power or value of all classes of shares of the company or of any subsidiary; or (ii) the rate at which the employee has elected to have payroll deductions withheld under such option would permit the employee to purchase shares of common stock to accrue at a rate exceeding $25,000 of the fair market value of such shares (determined as of the Offering Date) for each calendar year in which such option is outstanding at any time. As of March 31, 2015, approximately ___ employees were eligible to participate in the Purchase Plan.

Purchase of Shares. On the applicable exercise date for an offering, each participant shall automatically be deemed to have exercised his or her option to purchase at the applicable option price the largest number of whole shares of common stock which can be purchased with the amount in the participant’s plan account. The balance, if any, remaining in the participant’s plan account as of such exercise date shall be returned to the participant in one lump-sum payment in a subsequent payroll check as soon as practicable after such exercise date unless the participant has elected to withdraw from the Purchase Plan or such participant has ceased to be an eligible employee.

As soon as practicable following the applicable exercise date, the number of shares of common stock purchased by such participant shall be delivered (either in share certificate or book entry form), in the company’s sole discretion, to either (i) the participant or (ii) an account established in the participant’s name at a stock brokerage or other financial services firm designated by the company. If the company is required to obtain from any commission or agency authority to issue any such shares of common stock, the company shall seek to obtain such authority. Inability of the company to obtain from any such commission or agency authority which counsel for the company deems necessary for the lawful issuance of any such shares shall relieve the company from liability to any participant except to refund to the participant such participant’s plan account balance, without interest thereon.

Non-Transferability of Options. An option granted under the Purchase Plan shall not be transferable, other than by will or the applicable laws of descent and distribution, and shall be exercisable during the participant’s lifetime only by the participant. No option or interest or right to the option shall be available to pay off any debts, contracts or engagements of the participant or his or her successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the option shall have no effect.

Withdrawal and Termination of Employment. An eligible employee may cease payroll deductions during an offering and elect to withdraw from the Purchase Plan by delivering notice of such election to the company within seven (7) days prior to the exercise date for such offering (or such other period of time as may be established by the plan administrator). A participant electing to withdraw from the Purchase Plan may elect to either (i) withdraw all of the funds then credited to the eligible employee’s plan account as of the date on which the withdrawal election is received by the Company, in which case amounts credited to such plan account shall be returned to the participant in one lump-sum payment in cash within thirty (30) days after such election is received by the Company, without any interest thereon, and the participant shall cease to participate in the Purchase Plan and the participant’s option for such offering shall terminate; or (ii) exercise the option for the maximum number of whole shares of common stock on the applicable exercise date with any remaining plan account balance returned to the participant in one (1) lump-sum payment in cash within 30 days after such exercise date, without any interest thereon, and after such exercise cease to participate in the Purchase Plan. As soon as practicable receipt of a notice of withdrawal from the Purchase Plan, the participant’s payroll deduction authorization and his or her option shall terminate. A participant’s withdrawal from the Purchase Plan shall not have any effect upon his or her eligibility to participate in any similar plan or in succeeding offerings which commence after the termination of the offerings from which the participant withdraws. A participant who ceases contributions to the Purchase Plan during any offerings shall not be permitted to resume contributions to the Purchase Plan during such offering

Upon a participant’s ceasing to be an eligible employee, for any reason, such participant’s option for the applicable offering shall automatically terminate, he or she shall be deemed to have elected to withdraw from the Purchase Plan, and such participant’s plan account shall be paid to such participant or, in the case of his or her death, to the person or persons entitled thereto as set forth in an applicable beneficiary designation form (or, if there is no such applicable form, pursuant to applicable law), within 30 days after such cessation of being an eligible employee, without any interest thereon.

Federal Income Tax Consequences

The following general description of federal income tax consequences is based upon current statutes, regulations and interpretations. This description is not intended to address specific tax consequences applicable to an individual participant who receives an option and does not address special rules that may be applicable to directors, officers and greater-than-5 percent shareholders of the company.

The Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. If the Purchase Plan so qualifies, the amount withheld from a participant’s compensation under the Purchase Plan will constitute ordinary income for federal income tax purposes in the year in which such amounts would otherwise have been paid to the participant. However, a participant will generally not recognize any income for federal income tax or alternative minimum tax purposes either on the grant of an option or upon the issuance of any shares of common stock under the Purchase Plan.

The federal income tax consequences incurred upon disposition of shares of common stock acquired under the Purchase Plan depend upon how long a participant holds the shares. If a participant disposes of shares acquired under the Purchase Plan (other than a transfer by reason of death) within a period of two years from the Offering Date of the offering in which the shares were acquired, an amount equal to the difference between the purchase price and the fair market value of the shares on the last day of the offering period will be treated as ordinary income for federal income tax purposes in the taxable year in which the disposition takes place. This liability will be incurred even in the event that the amount received in such a disposition of the shares is less than the amount paid for the shares. Such amount may be subject to wage withholding. The difference between the amount realized upon such disposition of the shares and their fair market value on the last day of the offering period will constitute long-term capital gain or loss if the disposition occurs more than one year after the last day of the offering period and short-term capital gain or loss if the disposition occurs one year or less after the last day of the offering period.

If a participant disposes of any shares acquired under the Purchase Plan more than two years after the Offering Date of the offering in which such shares were acquired (or if no disposition has occurred by the time of participant’s death) an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of disposition (or death) over the purchase price, or (b) the excess of the fair market value of the shares on the Offering Date of the offering in which the shares were acquired over the purchase price will be recognized as ordinary income and may be subject to wage withholding. With respect to a disposition of such shares, any remaining gain on such disposition will be taxed as long-term capital gain. With respect to a transfer of such shares upon death, any remaining gain or loss will not be recognized. However, a subsequent sale or exchange of such shares by a participant’s estate or the person receiving such shares by reason of the participant’s death may result in capital gain or loss.

No income tax deduction ordinarily is allowed to the company with respect to the grant of any option, the issuance of any shares of common stock under the Purchase Plan or the disposition of any shares acquired under the Purchase Plan and held for two years. However, if a participant disposes of shares purchased under the Purchase Plan within two years after the Offering Date of the offering in which the shares were acquired, the company will receive an income tax deduction in the year of such disposition in an amount equal to the amount constituting ordinary income to the participant, provided that the company complies with the applicable wage withholding requirements and has access to the information.

Board of Directors Recommendation and Vote Required

Our Board of Directors recommends that our shareholders vote FOR the approval of the proposal to approve the MOCON, Inc. 2015 Employee Stock Purchase Plan. The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy on this matter at the Annual Meeting, and at least a majority of the minimum number of shares entitled to vote in person or by proxy that would constitute a quorum for the transaction of business at the Annual Meeting, is necessary for approval of MOCON, Inc. 2015 Employee Stock Purchase Plan Unless a contrary choice is specified on the proxy card, proxies solicited by our Board of Directors will be voted FOR approval of MOCON, Inc. 2015 Employee Stock Purchase Plan. An abstention will have the same effect as a vote against the proposal and a broker non-vote will not be treated as voting in person or by proxy on the proposal.

PROPOSAL FOUR - approval of MOCON, INC. 2015 equity incentive plan

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Introduction

On March 4, 2015, the Board of Directors, upon recommendation of the Compensation Committee, approved the MOCON, Inc. 2015 Equity Incentive Plan (referred to in this section as the “2015 plan” or the “plan”), subject to approval by our shareholders at the Annual Meeting. The 2015 plan would effectively replace the MOCON, Inc. 2006 Stock Incentive Plan, under which there only remained 4,314 shares authorized for issuance as of December 31, 2014.

The 2015 plan provides for the grant of incentive and non-statutory stock options, stock appreciation rights (SARs), or restricted stock, restricted stock units (RSUs), or performance awards, stock bonuses and other stock-based awards. Subject to adjustment, the maximum number of shares of common stock authorized for issuance under the 2015 plan is 550,000 shares.

The Board of Directors and Compensation Committee believe the 2015 plan provides a means to attract and retain qualified individuals to perform services for our company, by providing incentive compensation for such individuals that is linked to the growth and profitability of our company and increases in shareholder value, and aligning the interests of such individuals with the interests of our shareholders through opportunities for equity participation in our company.

The Board of Directors is asking the company shareholders to approve the 2015 plan in order to qualify stock options for treatment as incentive stock options for purposes of Section 422 of the Code. In addition, because the company is listed on The NASDAQ Stock Market, the listing rules for NASDAQ require shareholder approval of the 2015 plan. Approval of the 2015 Plan at the Annual Meeting will be deemed to include, among other things, approval of the eligibility of executive officers and other employees to participate in the 2015 plan, and the grant of options and stock appreciation rights pursuant to the 2015 plan for purposes of Section 162(m) of the Code.

In the following discussion, we refer to both incentive stock options and non-statutory stock options as “options,” and to options, stock appreciation rights, restricted stock awards, restricted stock units, performance awards, stock bonuses and other stock-based awards as “incentive awards.”

Reasons Why You Should Vote in Favor of the Approval of the 2015 Plan

The Board of Directors recommends a vote for the approval of the 2015 plan because the Board of Directors believes the plan is in the best interests of our company and shareholders for the following reasons:

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Aligns director, executive officer, employee and shareholder interests. We currently provide long-term incentives in the form of stock option grants to our employees, including our executive officers, and non-employee directors. We believe that our equity-based compensation programs help align the interests of our directors, executive officers and other employees with our shareholders. We believe that our long-term equity-based incentives help promote long-term retention of our employees and encourage significant ownership of our common stock. If the 2015 plan is approved, we will be able to align the interests of our directors, executive officers and other employees with the interests of our shareholders through equity participation in our company.

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Attracts and retains talent. Talented, motivated and effective directors, executives and employees are essential to executing our business strategies. We believe equity-based compensation is an important component of total compensation at our company because such compensation enables us to effectively recruit executives and other employees while encouraging them to act and think like owners of our company. Equity-based compensation is especially important for smaller public companies, such as us, when our equity-based compensation arrangements can assist us in competing for talent against other companies that may offer better and more lucrative compensation packages. If the 2015 plan is approved, we believe we will be able to offer competitive compensation packages to both retain our best performers and attract new talent.

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Supports our pay-for-performance philosophy. We believe that equity-based compensation, by its very nature, is performance-based compensation. To align the interests of our executive officers with the interests of our shareholders, we intend that a material part of the total compensation to be paid to our executive officers will be performance-based. We intend to use incentive compensation to help reinforce desired financial and other business results to our executives and to motivate them to make decisions to produce those results. Therefore, approval of the 2015 plan is important to support our pay-for-performance philosophy.

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Avoids disruption in our compensation programs and possible loss of future compensation tax deductions. The approval of the 2015 plan by our shareholders is important because it will allow us to continue to make incentive awards, including performance-based awards that will qualify as performance-based compensation under Section 162(m) of the Code. If our shareholders do not approve the 2015 plan, then when the remaining 4,314 shares authorized for issuance under the 2006 plan as of December 31, 2014 are used up or effective with the termination of our 2006 Stock Incentive Plan on May 17, 2016, we will be unable to issue any equity incentive awards, including awards that are performance-based compensation.

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Protects shareholder interests and embraces sound equity-based compensation practices. As described in more detail below under the heading “—Summary of Sound Governance Features of the 2015 Plan,” the 2015 plan includes a number of features that are consistent with the interests of our shareholders and sound corporate governance practices.

Summary of Sound Governance Features of the 2015 Plan

The Board of Directors and Compensation Committee believe that the 2015 plan contains several features that are consistent with the interests of our shareholders and sound corporate governance practices, including the following:

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No “evergreen” provision. The number of shares of our common stock available for issuance under the 2015 plan is fixed and will not adjust based upon the number of outstanding shares of our common stock.

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Will not be excessively dilutive to our shareholders. Subject to adjustment, the maximum number of shares of our common stock available for issuance under the 2015 plan will be 550,000 shares. As of December 31, 2014, we had outstanding options to purchase an aggregate of 722,675 shares of our common stock with a weighted average exercise price of $14.35 per share and a weighted average remaining term of 4.58 years outstanding. It is anticipated that no new options or other incentive awards will be granted between December 31, 2014 and the date of our annual meeting, other than to any new employees hired during such time.

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Limit on number of “full value” awards. No more than 300,000 of the shares of common stock available for issuance under the 2015 plan may be issued pursuant to incentive awards, which are awards other than stock options or stock appreciation rights that are settled by the issuance of shares of our common stock.

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Annual award limits. The 2015 plan contains per participant per year limitations on the issuance of incentive awards that are intended to constitute performance-based compensation under Section 162(m) of the Code. In addition, the maximum aggregate number of shares subject to non-employee director awards to any one non-employee director in any one fiscal year may not exceed 10,000 shares; provided that such limit will not apply to any election by a non-employee director to receive shares in lieu of cash retainers and meeting fees.

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No liberal share counting or “recycling” of shares from exercised stock options or stock appreciation rights. Shares withheld to satisfy tax withholding obligations on awards or to pay the exercise price of awards and any shares not issued or delivered as a result of a “net exercise” of a stock option will not become available for issuance as future award grants under the 2015 plan.

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No repricing of stock options or stock appreciation rights. The 2015 plan prohibits the repricing of outstanding “underwater” stock options or stock appreciation rights without shareholder approval, except for any adjustments required in connection with certain corporate transactions. Repricing is broadly defined to include amendments or modifications to the terms of an outstanding stock option or stock appreciation right to lower the exercise or grant price or cancelling an outstanding stock option or stock appreciation right in exchange for cash, other awards or other stock options or stock appreciation rights having a lower exercise price.

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No discounted stock options or stock appreciation rights. The 2015 plan prohibits granting stock options and stock appreciation rights with exercise prices lower than the fair market value of a share of our common stock on the grant date, except in connection with the assumption of awards in certain mergers, consolidations, acquisitions of property or stock, reorganizations or other similar transactions.

●	No reload stock options or stock appreciation rights. Reload stock options and reload stock appreciation rights are not authorized under the 2015 plan.

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Stock options, stock appreciation rights and unvested performance awards are not entitled to dividend equivalent rights. Stock option, stock appreciation right and unvested performance award holders have no rights as shareholders with respect to the shares underlying their awards until their stock options, stock appreciation rights or unvested performance awards are exercised or vested and shares are issued. As a result, stock options and stock appreciation rights and unvested performance awards, the vesting of which is based on the achievement of performance goals, under the 2015 plan have no dividend equivalent rights associated with them.

●	Material amendments require shareholder approval. The 2015 plan requires shareholder approval of material revisions to the plan.

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Administration by independent committee. The 2015 plan will be administered by the Compensation Committee. All members of the committee administering the plan will be “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, “independent directors” under the listing rules of The NASDAQ Stock Market (or other applicable exchange or market on which our common stock may be traded or quoted) and any applicable rules and regulations of the SEC and “outside directors” within the meaning of Section 162(m) of the Code.

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Awards subject to forfeiture/claw back. The 2015 plan contains forfeiture or “claw back” provisions, which provide that if a participant is determined to have taken action that would constitute “cause” (as such term is defined in the 2015 plan) during or after the termination of the participant’s employment or other service, all rights of the participant under the plan and any agreements evidencing an award then held by the participant will terminate and be forfeited and if a participant materially breaches the terms of any employment, service, consulting, confidentiality, assignment of inventions, non-compete or non-solicitation agreement entered into with us, whether such breach occurs before or after termination of such participant’s employment or other service with us, we may require the participant to surrender and return to us any shares of common stock received, and to disgorge any profits, made or realized by the participant in connection with any awards or any shares issued upon the exercise or vesting of any awards granted under the plan. These claw back provisions are in addition to the claw back provisions that apply by law under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Purpose of the 2015 Plan

The purpose of the 2015 plan is to advance the interests of our company and shareholders by enabling us to attract and retain qualified individuals to perform services for us, by providing incentive compensation for such individuals that is linked to the growth and profitability of our company and increases in shareholder value, and aligning the interests of such individuals with the interests of our shareholders through opportunities for equity participation in our company. Providing stock incentive awards under the plan will be an important element in our overall success. In general, the Board of Directors believes that equity-based incentives align the interests of our management and employees with those of our shareholders. In addition, providing incentive awards under the plan is an important strategy for attracting and retaining the type of high-quality executives, employees and advisors the Board of Directors believes is necessary for the achievement of our goals. Given the intense competition for such personnel, the Board of Directors believes that its ability to offer competitive compensation packages, including those with equity-based incentive components, such as performance unit awards and stock options, is particularly important in attracting and retaining qualified candidates.

Summary of the 2015 Plan

A summary description of the material features of the 2015 plan is outlined below. The summary is qualified in its entirety by reference to the full text of the 2015 plan. A copy of the 2015 plan is available on our website at www.mocon.com and at the SEC’s website at www.sec.gov, where it is an appendix to the electronic version of this proxy statement. We will provide shareholders with a copy of the 2015 plan without charge by contacting Elissa Lindsoe at (763) 493-6370 or elissa.lindsoe@mocon.com. You can also receive a copy by sending a request by regular mail to MOCON, Inc., 7500 Mendelssohn Avenue North, Minneapolis, Minnesota 55428.

Eligibility. All employees (including officers and directors who also are employees), non-employee directors, consultants, advisors and independent contractors of MOCON, Inc. or any subsidiary, will be eligible to receive incentive awards under the 2015 plan. As of March 31, 2015, ____ employees and non-employee directors would have been eligible to receive awards under the 2015 plan (assuming the plan was in effect on that date). We have not granted any incentive awards under the 2015 plan.

Shares Available for Issuance. The maximum number of shares of our common stock available for issuance under the 2015 plan will be 550,000. The number of shares available for issuance under the 2015 plan is subject to increase to the extent that we issue shares or incentive awards under the 2015 plan in connection with certain merger and acquisition transactions, or assume any plan in a merger or acquisition transaction. However, any available shares in an assumed plan may only be utilized to the extent permitted under the Listing Rules of The NASDAQ Stock Market (or other applicable exchange or market on which our common stock may be traded or quoted).

In setting the number of proposed shares of our common stock available for issuance under the 2015 plan, the Board of Directors and Compensation Committee considered a number of factors, including:

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Shares available and total outstanding equity awards under prior plans and arrangements and how long the shares available are expected to last. Under our 2006 Stock Incentive Plan as of December 31, 2014, we had outstanding options to purchase an aggregate of 722,675 shares of our common stock with a weighted average exercise price of $14.35 per share and a weighted average remaining term of 4.35 years outstanding. As of December 31, 2014, we had only 4,314 remaining shares authorized for issuance under our 2006 plan. If the 2015 plan is approved by our shareholders, we intend to grant all future stock options and other equity awards under the 2015 plan so long as that plan remains in effect.

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Anticipated equity award granting practices, including our anticipated annual burn rate. Although our future burn rate will depend upon and be influenced by a number of factors, such as the number of plan participants, the price per share of our common stock and our equity award mix, we currently anticipate that the 2015 plan will cover equity awards for approximately three to four years.

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Expected value transfer and dilution. The Board of Directors and Compensation Committee also considered the expected shareholder value transfer and potential dilution that would result by adopting the 2015 plan, including the policies of certain institutional investors and major proxy advisory firms. Potential dilution is calculated as shown below:

Potential dilution	=	Total award shares divided by total number of outstanding shares + total award shares

Total award shares include shares underlying equity awards that may be made under the 2015 plan plus shares to be issued on exercise or settlement of outstanding equity awards.

As of December 31, 2014, our potential dilution was 11 percent. If the 2015 plan is approved, our potential dilution will be 18 percent.

In setting the number of proposed shares of our common stock available for issuance under the 2015 plan, the Board of Directors and Compensation Committee gave consideration to our historical equity award granting practices, including our three-year burn rate.

Share Counting. Shares of our common stock that are issued under the plan or that potentially are issuable pursuant to outstanding incentive awards made under the plan reduce the number of shares remaining available. All shares so subtracted from the amount available under the plan with respect to an incentive award that lapses, expires, is forfeited or for any reason is terminated, unexercised or unvested and any shares of our common stock that are subject to an incentive award that is settled or paid in cash or any other form other than shares of our common stock will automatically again become available for issuance under the plan. However, any shares not issued due to the exercise of an option by a “net exercise” or the tender or attestation as to ownership of previously acquired shares (as described below), as well as shares covered by a stock appreciation right, to the extent exercised, and shares withheld by us to satisfy any tax withholding obligations will not again become available for issuance under the plan.

Grant Limits. Under the terms of the 2015 plan, no more than 550,000 shares of our common stock may be issued pursuant to the exercise of incentive options and no more than 300,000 shares of our common stock may be issued or issuable in connection with incentive awards, other than options or stock appreciation rights.

Annual Award Limits. The maximum aggregate number of shares of common stock subject to the grant of options and stock appreciation rights granted to any one participant in any one calendar year is 100,000 shares, with such limit to be adjusted pursuant to the 2015 plan unless the committee specifically determines at the time of the grant that the incentive award is not intended to qualify as “performance based compensation” under Section 162(m) of the Code. In addition, the maximum aggregate number of shares subject to non-employee director awards to any one non-employee director in any one fiscal year may not exceed 10,000 shares; provided that such limit will not apply to any election by a non-employee director to receive shares in lieu of cash retainers and meeting fees.

Adjustments. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other similar change in our corporate structure or shares, we must adjust:

●	the number and kind of securities available for issuance under the plan; and

●	in order to prevent dilution or enlargement of the rights of participants, the number, kind and, where applicable, the exercise price of securities subject to outstanding incentive awards.

Administration. The plan will continue to be administered by the Board of Directors or by a committee of the Board. Any such committee will consist of at least two members of the Board, all of whom are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, who are “independent directors” within the meaning of the listing rules of The NASDAQ Stock Market (or other applicable exchange or market on which our common stock may be traded or quoted) and who are “outside directors” within the meaning of Section 162(m) of the Code. We expect the Compensation Committee of the Board of Directors to administer the 2015 plan. The Board of Directors or the committee administering the plan is referred to as the “committee.” The committee may delegate its duties, power and authority under the plan to any of our officers to the extent consistent with applicable corporate law, except with respect to participants subject to Section 16 of the Securities Exchange Act of 1934.

The committee has the authority to determine all provisions of incentive awards consistent with terms of the plan, including, the eligible recipients who will be granted one or more incentive awards under the plan, the nature and extent of the incentive awards to be made to each participant, the time or times when incentive awards will be granted, the duration of each incentive award, and the restrictions and other conditions to which the payment or vesting of incentive awards may be subject. The committee has the authority to pay the economic value of any incentive award in the form of cash, our common stock or any combination of both, and may amend or modify the terms of outstanding incentive awards (except for any prohibited “re-pricing” of options, discussed below) so long as the amended or modified terms are permitted under the plan and any adversely affected participant has consented to the amendment or modification.

The committee, in its sole discretion, may amend the terms of the plan or incentive awards with respect to participants resident outside of the United States or employed by a non-U.S. subsidiary in order to comply with local legal requirements, to otherwise protect our or our subsidiary’s interests, or to meet objectives of the plan, and may, where appropriate, establish one or more sub-plans for the purposes of qualifying for preferred tax treatment under foreign tax laws. This authority does not, however, permit the committee to take any action:

●	to reserve shares or grant incentive awards in excess of the limitations provided in the plan;

●	to effect any re-pricing of options, as discussed below;

●	to grant options or stock appreciation rights having an exercise price less than 100 percent of the “fair market value” (as defined below) of one share of our common stock on the date of grant; or

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for which shareholder approval would then be required pursuant to Section 422 of the Code or the Listing Rules of The NASDAQ Stock Market (or other applicable exchange or market on which our common stock may be traded or quoted).

Except in connection with certain specified changes in our corporate structure or shares, the committee may not, without prior approval of our shareholders, seek to effect any re-pricing of any previously granted, “underwater” option or stock appreciation right by:

●	amending or modifying the terms of the underwater option or stock appreciation right to lower the exercise price;

●	canceling the underwater option or stock appreciation right in exchange for cash, replacement options or stock appreciation rights having a lower exercise price or other incentive awards; or

●	repurchasing the underwater options and stock appreciation rights and granting new incentive awards under the plan.

For purposes of the plan, an option or stock appreciation right is deemed to be “underwater” at any time when the fair market value of our common stock is less than the exercise price.

Options. The exercise price to be paid by a participant at the time an option is exercised may not be less than 100 percent of the fair market value of one share of our common stock on the date of grant (or 110 percent of the fair market value of one share of our common stock on the date of grant of an incentive option if the participant owns, directly or indirectly, more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary). However, in the event options are granted as a result of our assumption or substitution of options in a merger or acquisition, the exercise price will be the price determined by the committee pursuant to the conversion terms applicable to the transaction. The term “fair market value” under the plan means as of any date the closing sale price of our common stock as of such date at the end of the regular trading session, as reported by any national securities exchange on which our common stock is then listed (or, if no shares were traded on such date, as of the next preceding date on which there was such a trade), or if our common stock is not so listed, admitted to unlisted trading privileges, or reported on any national securities exchange, the closing sale price as of such date at the end of the regular trading session, as reported by The NASDAQ Stock Market (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote). Our common stock is currently listed for quotation on The NASDAQ Stock Market, under the symbol “MOCO”. On December 31, 2014, the last reported price per share of our common stock was $17.89 per share.

The total purchase price of the shares to be purchased upon exercise of an option will be paid (1) in cash, (2) by using a broker-assisted cashless exercise procedure pursuant to which the optionee, upon exercise of an option, irrevocably instructs a broker or dealer to sell a sufficient number of shares of our common stock or loan a sufficient amount of money to pay all or a portion of the exercise price of the option and/or any related withholding tax obligations and remit such sums to us and directs us to deliver stock certificates to be issued upon such exercise directly to such broker or dealer; or (3) by using a cashless exercise procedure pursuant to which the optionee surrenders to us shares of our common stock either underlying the option or that are otherwise held by the optionee. In the case of a “net exercise” of an option, we will not require a payment of the exercise price of the option from the participant but will reduce the number of shares of our common stock issued upon the exercise by the largest number of whole shares having a fair market value that does not exceed the aggregate exercise price for the shares exercised. Any shares of our common stock tendered or covered by an attestation will be valued at their fair market value on the exercise date.

Options may be exercised in whole or in installments, as determined by the committee, and the committee may impose conditions or restrictions to the exercisability of an option, including that the participant remain continuously employed by us for a certain period or that the participant or us (or any subsidiary, division or other subunit of our company) satisfy certain specified performance objectives. An option may not become exercisable, nor remain exercisable after 10 years from its date of grant (five years from its date of grant in the case of an incentive option if the participant owns, directly or indirectly, more than 10 percent of the total combined voting power of all classes of stock of our company or any parent or subsidiary).

Stock Appreciation Rights. A stock appreciation right is the right to receive a payment from us, in the form of shares of our common stock, cash or a combination of both, equal to the difference between the fair market value of one or more shares of our common stock and a specified exercise price of such shares. Stock appreciation rights will be subject to such terms and conditions, if any, consistent with the other provisions of the plan, as may be determined by the committee. The committee will have the sole discretion to determine the form in which payment of the economic value of stock appreciation rights will be made to a participant (i.e., cash, our common stock or any combination thereof) or to consent to or disapprove the election by a participant of the form of such payment.

The exercise price of a stock appreciation right will be determined by the committee, in its discretion, at the date of grant but may not be less than 100 percent of the fair market value of one share of our common stock on the date of grant, except as provided below in connection with certain “tandem” grants (as further defined below). However, in the event that stock appreciation rights are granted as a result of our assumption or substitution of stock appreciation rights in a merger or acquisition, the exercise price will be the price determined by the committee pursuant to the conversion terms applicable to the transaction. A stock appreciation right will become exercisable at such time and in such installments as may be determined by the committee in its sole discretion at the time of grant; provided, however, that no stock appreciation right may be exercisable after 10 years from its date of grant.

Restricted Stock Awards and Restricted Stock Units. A restricted stock award or a restricted stock unit award is an award of our common stock that vests at such times and in such installments as may be determined by the committee and, until it vests, is subject to restrictions on transferability and/or substantial risk of forfeiture. The committee may impose such restrictions or conditions to the vesting of restricted stock awards and restricted stock units as it deems appropriate, including that the participant remain continuously employed by us for a certain period or that the participant or us (or any subsidiary, division or other subunit of our company) satisfy specified performance objectives. To enforce the restrictions, the committee may place a legend on the stock certificates referring to such restrictions and may take other steps to enforce the restrictions.

Unless the committee determines otherwise, any dividends (other than regular quarterly cash dividends) or distributions paid with respect to shares of our common stock subject to the unvested portion of a restricted stock award will be subject to the same restrictions as the shares to which such dividends or distributions relate. Additionally, unless the plan provides otherwise, a participant will have all voting, liquidation and other rights with respect to shares of our common stock issued to the participant as a restricted stock award upon the participant becoming the holder of record of such shares as if the participant were a holder of record of shares of our unrestricted common stock.

Performance Awards or Units. A participant may be granted one or more performance awards or units under the plan, and such performance awards or units will be subject to such terms and conditions, if any, consistent with the other provisions of the plan, as may be determined by the committee in its sole discretion, including, but not limited to, the achievement of one or more specified performance objectives.

Stock Bonuses. A participant may be granted one or more stock bonuses under the plan, and such stock bonuses will be subject to such terms and conditions, if any, consistent with the other provisions of the plan, as may be determined by the committee in its sole discretion, including, but not limited to, the achievement of one or more specified objectives.

Other Stock-Based Awards. Subject to such terms and conditions, consistent with the other provisions of the plan, the committee may grant other stock-based awards not otherwise described by the terms of the plan in such amounts and subject to such terms and conditions as the committee will determine. Such incentive awards may involve the transfer of actual shares of common stock to participants or payment in cash or otherwise of amounts based on the value of shares of common stock, and may include incentive awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

Change in Control. In the event a “change in control” of our company occurs, then, if approved by the committee in its sole discretion, either in an incentive award agreement at the time of the grant of an incentive award or at any time after the grant of such incentive award: (a) all options and stock appreciation rights will become immediately exercisable in full and will remain exercisable in accordance with their terms; and (b) all restrictions and vesting requirements applicable to any incentive award based solely on the continued service of the participant will terminate; provided, however, that no incentive award that provides for a deferral of compensation within the meaning of Section 409A of the Code will be cashed out upon the occurrence of a change in control unless the event or circumstances constituting the change in control also constitute a “change in the ownership” of the company, a “change in the effective control” of the company or a “change in the ownership of a substantial portion of the assets” of the company, in each case as determined under Section 409A of the Code. The treatment of any other incentive awards in the event of a change in control will be as determined by the committee in connection with the grant thereof, as reflected in the applicable incentive award agreement.

Alternative Treatment of Incentive Awards in Connection with a Change in Control. In connection with a change in control, the committee in its sole discretion, either in an incentive award agreement at the time of grant of an incentive award or at any time after the grant of such an incentive award, may determine that any or all outstanding incentive awards granted under the plan, whether or not exercisable or vested, as the case may be, will be canceled and terminated and that in connection with such cancellation and termination the holder of such incentive award will receive for each share of common stock subject to such incentive award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities with a fair market value (as determined by the committee in good faith) equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the company in respect of a share of common stock in connection with such change in control and the purchase price per share, if any, under the incentive award, multiplied by the number of shares of common stock subject to such incentive award (or in which such incentive award is denominated); provided that if such product is zero ($0) or less or to the extent that the incentive award is not then exercisable, the incentive award may be canceled and terminated without payment therefor; provided, however, that no incentive award that provides for a deferral of compensation within the meaning of Section 409A of the Code will be cashed out upon the occurrence of a change in control unless payment was specified in the incentive award agreement at the time of grant and the event or circumstances constituting the change in control also constitute a “change in the ownership” of our company, a “change in the effective control” of our company or a “change in the ownership of a substantial portion of the assets” of our company, in each case as determined under Section 409A of the Code.

For purposes of the plan, a “change in control” of our company occurs upon:

●

the sale, lease, exchange or other transfer of substantially all of the assets of our company (in one transaction or in a series of related transaction) to a person or entity that is not controlled, directly or indirectly, by our company;

●	the approval by our shareholders of any plan or proposal for the liquidation or dissolution of us;

●

any person becomes after the effective date of the Plan the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) 20 percent or more, but not 50 percent or more, of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Continuity Directors, or (B) 50 percent or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuity Directors);

●

a merger or consolidation to which the Company is a party if our shareholders of the Company immediately prior to effective date of such merger or consolidation have “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing (A) more than 50 percent, but less than 80 percent, of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Continuity Directors (as defined below), or (B) 50 percent or less of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuity Directors);

●	the continuity directors cease for any reason to constitute at least a majority of the Board of Directors; or

●

any other change in control of us of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not we are then subject to such reporting requirements.

Effect of Termination of Employment or Other Services. If a participant ceases to be employed by, or perform other services for, us, all incentive awards held by the participant will be treated as set forth below unless provided otherwise in the agreement evidencing the incentive award or modified by the committee in its discretion as set forth below. Upon termination due to death, disability or retirement, all outstanding, exercisable options and stock appreciation rights then held by the participant will remain exercisable for a period of twelve months thereafter (but in no event after the expiration date of any such option or stock appreciation rights), all unvested restricted stock awards, all outstanding stock unit awards or restricted stock units, performance awards or units and stock bonuses then held by the participant will be terminated and forfeited; provided, however, that with respect to any such incentive awards the vesting of which is based on the achievement of specified performance objectives, if a participant’s employment or other service with the company or any subsidiary, as the case may be, is terminated by reason of death or disability prior to the end of the performance period of such incentive award, but after the conclusion of a portion of the performance period (but in no event less than twelve months), the committee may, in its sole discretion, cause shares of common stock to be delivered or payment made with respect to the participant’s incentive award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on full fiscal years only and no shares to be delivered for partial fiscal years.

Upon termination for a reason, other than death, disability or retirement, which is not also for “cause” (as defined in the plan), all outstanding options and stock appreciation rights then held by the participant will, to the extent exercisable as of such termination, remain exercisable in full for a period of three months after such termination (but in no event after the expiration date of any such option or stock appreciation right). Also, upon such termination all options and stock appreciation rights that are not exercisable; all unvested restricted stock awards; and all outstanding stock unit awards or restricted stock units, performance awards, stock bonuses and other stock-based awards then held by the participant will be terminated and forfeited.

If a participant is determined by the committee, acting in its sole discretion, to have committed any action which would constitute “cause” (as defined in the plan), regardless of whether such action or the committee’s determination occurs before or after the termination of the participant’s employment with us or any subsidiary, all rights of the participant under the plan and any award agreements evidencing an incentive award then held by the participant shall terminate and be forfeited without notice of any kind. Additionally, the committee acting in its sole discretion will have the authority to rescind the exercise, vesting, settlement or issuance of, or payment in respect of, any incentive awards of the participant that were exercised, vested, settled or issued, or as to which such payment was made, and to require the participant to pay to the company, within 10 days of receipt from the company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescinded exercise, vesting, settlement, issuance or payment (including any dividends paid or other distributions made with respect to any shares of common stock subject to any incentive award). The company may defer the exercise of any option or stock appreciation right for a period of up to two months after receipt of the participant’s written notice of exercise or the issuance of share certificates upon the vesting of any incentive award for a period of up to two months after the date of such vesting in order for the committee to make any determination as to the existence of cause or an adverse action.

The committee at any time (including on or after the date of grant or following termination), in connection with a participant’s termination, may cause options or stock appreciation rights held by the participant to terminate, become or continue to become exercisable and/or remain exercisable, and restricted stock awards, restricted stock units, performance awards, stock bonuses or other stock-based awards then held by such participant to terminate, vest, settle or become free of restrictions and conditions to payment, as the case may be.

Dividend Equivalent Rights. Any participant selected by the committee may be granted dividend equivalents based on the dividends declared on shares of our common stock that are subject to any incentive award, to be credited as of dividend payment dates, during the period between the grant date of the incentive award and the date the incentive award is exercised, vests, is settled or expires, as determined by the committee. Such dividend equivalents will be converted to cash or additional shares of common stock by such formula and at such time and subject to such limitations as may be determined by the committee. However, the committee may not grant dividend equivalents based on the dividends declared on shares of our common stock that are subject to an option or stock appreciation right and no dividend or dividend equivalents will be paid out with respect to any unvested incentive awards, the vesting of which is based on the achievement of performance objectives.

Term; Termination; Amendments. Unless terminated earlier, the plan will terminate at midnight on the day before the 10th anniversary of its approval by our shareholders. Incentive awards outstanding at the time the plan is terminated may continue to be exercised, earned or become free of restriction, according to their terms. The Board of Directors may suspend or terminate the plan or any portion of the plan at any time. In addition to the committee’s authority to amend the plan with respect to participants resident outside of the United States or employed by a non-U.S. subsidiary, the Board of Directors may amend the plan from time to time in order that incentive awards under the plan will conform to any change in applicable laws or regulations or in any other respect that the Board of Directors may deem to be in our best interests; provided, however, that no amendments to the plan will be effective without shareholder approval, if it is required under Section 422 of the Internal Revenue Code or the Listing Rules of The NASDAQ Stock Market (or other applicable exchange or market on which our common stock may be traded or quoted), or if the amendment seeks to increase the number of shares reserved for issuance under the plan (other than as a result of a permitted adjustment upon certain corporate events, such as stock splits) or to modify the prohibitions on underwater option re-pricing discussed above. Termination, suspension or amendment of the plan will not adversely affect any outstanding incentive award without the consent of the affected participant, except for adjustments in the event of changes in our capitalization or a “change in control” of our company.

Transferability. In general, no right or interest in any incentive award may be assigned or transferred by a participant, except by will or the laws of descent and distribution, or subjected to any lien or otherwise encumbered. However, a participant is entitled to designate a beneficiary to receive an incentive award on such participant’s death, and in the event of such participant’s death, payment of any amounts due under the plan, will be made to, and exercise of any options or stock appreciation rights may be made by, such beneficiary. Additionally, upon a participant’s request, the committee may permit a participant to transfer all or a portion of a non-statutory option, other than for value, to certain of the participant’s family members or related family trusts, foundations or partnerships. Permitted transferees of non-statutory options will remain subject to all the terms and conditions of the incentive award applicable to the participant.

Material U.S. Federal Income Tax Consequences

The discussion below is a summary of the federal income tax consequences that may result in connection with participant’s participation in the plan and is based on current statutes, regulations and interpretations, all of which are subject to change, possibly with retroactive effect. The description does not include foreign, state or local income tax consequences. In addition, the description is not intended to address specific tax consequences applicable to an insider (directors, executive officers or greater than 10 percent shareholders of our company).

Incentive Stock Options. There will not be any federal income tax consequences to either the participant or us as a result of the grant of an incentive stock option under the 2015 plan. A participant’s exercise of an incentive option also will not result in any federal income tax consequences to us or the participant, except that (i) an amount equal to the excess of the fair market value of the shares acquired upon exercise of the incentive option, determined at the time of exercise, over the amount paid for the shares by the participant will be includable in the participant‘s alternative minimum taxable income for purposes of the alternative minimum tax, and (ii) the participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (as discussed below). Special rules will apply if previously acquired shares of common stock are permitted to be tendered or attested to in payment of an option exercise price or if the exercise price is paid through a net exercise or cashless exercise.

If a participant disposes of the shares acquired upon exercise of the incentive stock option, the federal income tax consequences will depend upon how long the participant held the shares. If the participant held the shares for at least two years after the date of grant and at least one year after the date of exercise (the “holding period requirements”), then the participant will recognize a long-term capital gain or loss. The amount of the long-term capital gain or loss will be equal to the difference between (i) the amount the participant realized on disposition of the shares, and (ii) the option price at which the participant acquired the shares. We will not be entitled to any compensation expense deduction under these circumstances.

If the participant does not satisfy both of the above holding period requirements (a “disqualifying disposition”), then the participant will be required to report as ordinary income, in the year the participant disposes of the shares, the amount by which the lesser of (i) the fair market value of the shares at the time of exercise of the incentive option or (ii) the amount realized on the disposition of the shares, exceeds the option price for the shares. We will be entitled to a compensation expense deduction in an amount equal to the ordinary income includable in the taxable income of the participant. The remainder of the gain recognized on the disposition, if any, or any loss recognized on the disposition, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

Non-Statutory Options. Neither the participant nor the company incurs any federal income tax consequences as a result of the grant of a non-statutory option. Upon exercise of a non-statutory option, a participant will recognize ordinary income, subject to withholding, on the date of exercise in an amount equal to the difference between (i) the fair market value of the shares purchased, determined on the date of exercise, and (ii) the consideration paid for the shares. The participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (see explanation below). Special rules will apply if previously acquired shares of common stock are permitted to be tendered in payment of an Option exercise price.

At the time of a subsequent sale or disposition of any shares of common stock obtained upon exercise of a non-statutory option, any gain or loss will be a capital gain or loss. The capital gain or loss will be a long-term or short-term capital gain or loss, depending on the holding period.

In general, we will be entitled to a compensation expense deduction in connection with the exercise of a non-statutory option for any amounts includable in the taxable income of the participant as ordinary income, provided we comply with any applicable withholding requirements.

Stock Appreciation Rights. Neither the participant nor the company incurs any federal income tax consequences as a result of the grant of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant will realize ordinary income in an amount equal to the cash and the fair market value of any shares of common stock received by the participant. We will be entitled to a compensation expense deduction for any amounts included by the participant as ordinary income, or reported as taxable income of the participant by us, pursuant to applicable information reporting requirements.

Restricted Stock Awards. With respect to shares issued pursuant to a restricted stock award that are subject to a substantial risk of forfeiture, a participant may, within 30 days after the shares are transferred, file an election under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of transfer an amount equal to the fair market value of the shares received on the date of transfer (determined as if the shares were not subject to any risk of forfeiture). We will receive a corresponding tax deduction, provided the award is not otherwise subject to the limitations of Section 162(m). If a Section 83(b) election is made, the participant will not recognize any additional income when the restrictions on the shares issued in connection with the stock award lapse. At the time any such shares are sold or disposed of, any gain or loss will be treated as a long-term or short-term capital gain or loss, depending on the holding period from the date of receipt of the restricted stock award. The committee may provide in the award agreement that the award of restricted stock is conditioned upon the participant’s making or refraining from making an election with respect to the award under Section 83(b).

A participant who does not make a Section 83(b) election within 30 days of the transfer of a restricted stock award that is subject to a substantial risk of forfeiture will recognize ordinary income at the time of the lapse of the restrictions in an amount equal to the then fair market value of the shares. We will receive a corresponding tax deduction, provided that proper withholding is made and the award is not otherwise subject to the limitations of Section 162(m). At the time of a subsequent sale or disposition of any shares of common stock issued in connection with a restricted stock award as to which the restrictions have lapsed, any gain or loss will be treated as a long-term or short-term capital gain or loss, depending on the holding period from the date the restrictions lapse.

Restricted Stock Units and Performance Awards. Neither the participant nor the company incurs any federal income tax consequences as a result of the grant of a restricted stock unit or performance award.  An 83(b) election as described above under Restricted Stock Awards is not applicable.  With respect to shares issued pursuant to a restricted stock unit or performance award, a participant will include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received as of the date of receipt.   Any cash issued pursuant to such awards will also be included as ordinary income in the year of receipt.  We will receive a corresponding tax deduction, provided that the award is not otherwise subject to the limitations of Section 162(m).  At the time of a subsequent sale or disposition of any shares of common stock issued in connection with a restricted stock unit or performance unit award, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date the shares were received.

Stock Bonus. With respect to shares issued pursuant to a stock bonus, a participant will include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received as of the date of receipt. In the case of a stock bonus subject to restrictions and a substantial risk of forfeiture, the “date of receipt” will be the date the substantial risk of forfeiture lapses unless the recipient makes an election under Section 83(b) of the Code, as discussed above with regard to restricted stock awards. We will receive a corresponding tax deduction. At the time of a subsequent sale or disposition of any shares of common stock issued in connection with a stock bonus, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date the shares were received.

Excise Tax on Parachute Payments. The Internal Revenue Code imposes a 20 percent excise tax on the recipient of “excess parachute payments,” as defined in the Code, and denies tax deductibility to the company on excess parachute payments. Generally, parachute payments are payments in the nature of compensation to employees of a company who are officers, shareholders, or highly-compensated individuals, which payments are contingent upon a change in ownership or effective control of the company, or in the ownership of a substantial portion of the assets of the company. For example, acceleration of the exercisability of options or the vesting of restricted stock awards upon a change in control of the company may constitute parachute payments, and in certain cases, “excess parachute payments.”

Under the terms of the 2015 plan, if unless otherwise provided in a separate agreement between a participant and us, if, with respect to a participant, the acceleration of the vesting of an incentive award or the payment of cash in exchange for all or part of an award, together with any other payments that such participant has the right to receive from us, would constitute a “parachute payment” then the payments to such participant will be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code. Such reduction, however, will only be made if the aggregate amount of the payments after such reduction exceeds the difference between the amount of such payments absent such reduction minus the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments. If such provisions are applicable and if an employee will be subject to a 20 percent excise tax on any “excess parachute payment” pursuant to Section 4999 of the Code, we will be denied a deduction with respect to such excess parachute payment pursuant to Section 280G of the Code.

Section 409A. If a grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied in form or operation, the grant will become taxable (or if later, when it vests), subject to ordinary income taxes, plus a 20 percent penalty tax, and plus an additional tax equal to interest on the tax that would have been paid if the grant had been taxable when first deferred and vested.

Section 162(m). As discussed above, Section 162(m) of the Code limits our ability to deduct compensation in excess of $1 million paid to our chief executive officer and any other officer who is among the four other most highly compensated officers, subject, however, to an exception for “performance-based compensation.” Assuming shareholder approval of the 2015 plan at the Annual Meeting and our compliance with the other requirements of Section 162(m), compensation expense resulting from the exercise of options and stock appreciation rights under the 2015 plan are expected to qualify as “performance-based compensation” excepted from the limit of Section 162(m). Compensation expense in connection with any other incentive award under the 2015 plan will be subject to Section 162(m) deduction limitation.

Benefits to Named Executive Officers and Others

No awards have been granted under the 2015 plan. If the 2015 plan is approved, awards will be granted at the discretion of our Compensation Committee. Accordingly, future benefits under the 2015 plan are not determinable.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table and notes provide information about shares of our common stock that may be issued under all of our equity compensation plans (including individual compensation arrangements) as of last day of our most recently completed fiscal year, December 31, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	722,675	$14.35	4,314
Equity compensation plans not approved by security holders	—	—	—
Total	722,675	$14.35	4,314

Note: The above-referenced stock option grants were issued without registration in reliance upon the exemption afforded by Section 4(a)(2) of the Securities Act, based on certain representations made to us by the recipients.

Board of Directors Recommendation and Vote Required

Our Board of Directors recommends that our shareholders vote FOR the approval of the proposal to approve the MOCON, Inc. 2015 Equity Incentive Plan. The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy on this matter at the Annual Meeting and at least a majority of the minimum number of shares entitled to vote in person or by proxy that would constitute a quorum for the transaction of business at the Annual Meeting is necessary for approval of MOCON, Inc. 2015 Equity Incentive Plan. Unless a contrary choice is specified on the proxy card, proxies solicited by our Board of Directors will be voted FOR approval of MOCON, Inc. 2015 Equity Incentive Plan. An abstention will have the same effect as a vote against the proposal and a broker non-vote will not be treated as voting in person or by proxy on the proposal.

PROPOSAL FIVE – RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

___________________

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board has again selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Although it is not required to do so, our Board wishes to submit the selection of KPMG LLP for shareholder approval at the Annual Meeting. Even if the selection is ratified by our shareholders, the Audit Committee may in its discretion change the appointment at any time during the year, if it determines that such a change would be in the best interests of our company and its shareholders. A representative of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions. If the shareholders do not approve the selection of KPMG LLP, our Board will reconsider its selection.

Audit, Audit-Related, Tax and Other Fees

The following table presents the aggregate fees billed and estimated amounts to be billed for audit services and fees billed for all other professional services rendered by KPMG LLP for the fiscal years ended December 31, 2013 and 2014.

	Aggregate Amount Billed
Services Rendered	2013	2014
Audit Fees (1)	$589,000	$722,600
Audit-Related Fees	-	-
Tax Fees (2)	102,300	82,000
All Other Fees (3)	-	1,650

(1)

These fees consisted of the annual audit of our consolidated financial statements for the applicable year, and the reviews of our consolidated financial statements included in our Form 10-Qs for the first, second and third quarters of the applicable year.

(2)

These fees related to corporate tax preparation and advisory services. The Audit Committee has considered whether the provision of these services is compatible with maintaining KPMG LLP’s independence and has determined that it is.

(3) These fees related to a subscription to a research tool purchased from KPMG. The Audit Committee has considered whether the research tool is compatible with maintaining KPMG LLP’s independence and has determined that it is.

Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures pursuant to which all audit, audit-related and tax services, and all permissible non-audit services provided by KPMG LLP to us and our subsidiaries, are pre-approved by the Audit Committee. All services rendered by KPMG LLP to us and our subsidiaries during 2014 were permissible under applicable laws and regulations, and all such services provided by KPMG LLP to us were approved in advance by the Audit Committee in accordance with the rules adopted by the Securities and Exchange Commission in order to implement requirements of the Sarbanes-Oxley Act of 2002.

Board Recommendation

Our Board of Directors recommends a vote FOR ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. In absence of other instructions, proxies will be voted FOR the approval of the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

AUDIT COMMITTEE REPORT

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This report is furnished by the Audit Committee of our Board of Directors with respect to our financial statements for the year ended December 31, 2014.

One of the purposes of the Audit Committee is to oversee our accounting and financial reporting processes and the audit of our annual financial statements. Our management is responsible for the preparation and presentation of complete and accurate financial statements. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit.

In performing its oversight role, the Audit Committee has reviewed and discussed our audited financial statements and the effectiveness of internal controls over financial reporting for the year ended December 31, 2014 with our management. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. Additionally, based on the criteria established in the Internal Control-Integrated Framework issued by COSO, the Company’s internal controls over financial reporting are materially effective. The Audit Committee has discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16 of the PCAOB, as in effect for our fiscal year ended December 31, 2014. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as in effect for our fiscal year ended December 31, 2014. The Audit Committee has discussed with KPMG LLP its independence and concluded that the independent registered public accounting firm is independent from our company and our management.

Based on the review and discussions of the Audit Committee described above, in reliance on the unqualified opinion of KPMG LLP regarding our audited financial statements and its opinion of our internal control over financial reporting, and subject to the limitations on the role and responsibilities of the Audit Committee described above and in the Audit Committee’s charter, the Audit Committee recommended to our Board of Directors that our audited financial statements for the fiscal year ended December 31, 2014 be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Audit Committee

Robert F. Gallagher, Chairman
David J. Ward
Paul R. Zeller

The foregoing Audit Committee Report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of that act. Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, neither of the reports shall be incorporated by reference into any such filings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

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Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each of our directors and executive officers, and each person who owns more than 10 percent of our outstanding common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and of our other equity securities. Executive officers, directors and greater than 10 percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based on review of the copies of such reports furnished to us during the year ended December 31, 2014, and based on representations by our directors and executive officers, all of our directors, executive officers and greater than 10 percent shareholders complied with all Section 16(a) filings requirements.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

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Shareholder Proposals

Proposals of shareholders intended to be presented in the proxy materials relating to our 2016 annual meeting of shareholders must be received by us at our principal executive offices on or before December 5, 2015 unless the date of the meeting has been changed by more than 30 calendar days, and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission.

Any other shareholder proposals to be presented at our next annual meeting of shareholders must be given in writing to our Corporate Secretary and received at our principal executive offices not later than February 18, 2016. If a shareholder fails to provide notice by this date, then the persons named as proxies in the proxies that we solicit and obtain for the next annual meeting will have discretionary authority to vote on the proposal.

Director Nominations

The Nominating Committee will consider recommendations for the nomination of directors submitted by our shareholders. Any shareholder of our company seeking to recommend a nominee for director for the Nominating Committee’s consideration must submit a letter addressed to the Nominating Committee, c/o Corporate Secretary, MOCON, Inc., 7500 Mendelssohn Avenue North, Minneapolis, Minnesota 55428, clearly identified as “Director Nominee Recommendation.” Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. All recommendation letters must contain the following information concerning the recommending shareholder:

●	The name and address, including telephone number, of the recommending shareholder;

●	The number of shares of our common stock owned by the recommending shareholder and the time period for which such shares have been held; and

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If the recommending shareholder is not a shareholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held. (Alternatively, the shareholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the shareholder, together with a statement of the length of time that the shares have been held).

All recommendation letters must contain the information required by Items 401, 403 and 404 of SEC Regulation S-K concerning the proposed nominee. The nominating recommendation must describe all relationships between the proposed nominee and the recommending shareholder and any agreements or understandings between the recommending shareholder and the nominee regarding the nomination. The nominating recommendation must describe all relationships between the proposed nominee and any of our competitors, customers, suppliers, or other persons with special interests regarding our company.

The nominating recommendation must be accompanied by the consent of the proposed nominee to be interviewed by the Nominating Committee, if the Nominating Committee chooses to do so in its discretion (and the recommending shareholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of our company.

To assure time for meaningful consideration and evaluation of the nominees by the Nominating Committee, shareholders seeking to recommend a nominee for director must submit their recommendation letter, as provided above, not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of shareholders. In the event that the date of the annual meeting of shareholders for the current year is more than 30 days following the first anniversary date of the annual meeting of shareholders for the prior year, the submission of a recommendation will be considered timely if it is submitted a reasonable time in advance of the mailing of our proxy statement for the annual meeting of shareholders for the current year. The Nominating Committee will consider only those shareholder recommendations whose submissions comply with these procedural requirements.

The Nominating Committee will evaluate candidates recommended by shareholders in the same manner as those recommended as stated above, except that the Nominating Committee may consider, as one of the factors in its evaluation of shareholder recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group in the equity of our company.

OTHER MATTERS

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Our management does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting except those described in this proxy statement. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

COPIES OF 2014 ANNUAL REPORT

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WE HAVE SENT TO EACH OF OUR SHAREHOLDERS A COPY OF OUR ANNUAL REPORT TO SHAREHOLDERS, INCLUDING OUR ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014. WE WILL FURNISH A COPY OF ANY EXHIBIT TO OUR FORM 10-K UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH EXHIBITS UPON THE PAYMENT OF OUR REASONABLE EXPENSES IN FURNISHING THE EXHIBITS. SUCH REQUEST SHOULD BE SENT TO: 7500 MENDELSSOHN AVENUE NORTH, MINNEAPOLIS, MINNESOTA 55428; ATTN: SHAREHOLDER INFORMATION.

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Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares of common stock by marking, signing, dating and promptly returning the enclosed proxy card in the envelope provided. No postage is required for mailing in the United States.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Elissa J. Lindsoe

Elissa J. Lindsoe
Vice President, Chief Financial Officer, Treasurer and Secretary

April __, 2015

Minneapolis, Minnesota